EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ORANGEHOOK, INC.,
NUVEL HOLDINGS, INC.,
AND
OH ACQUISITION CORP.
JULY 1, 2016

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EXHIBITS

Exhibit A – Articles of Merger

Exhibit B – Amended and Restated Articles of Incorporation of the Surviving Company

Exhibit C – Form of Note Amendment

Exhibit D – Form of Indemnity Agreement

Exhibit E – Form of Resnick Employment Agreement

Exhibit F-1 – Form of Series OH-1 Certificate of Designation

Exhibit F-2 – Form of Series OH-2 Certificate of Designation

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this "Agreement") is entered into as of July 1, 2016, by and among OrangeHook, Inc., a Minnesota corporation ("OrangeHook"), Nuvel Holdings, Inc., a Florida corporation ("Nuvel"), and OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Nuvel ("Merger Sub").
W I T N E S S E T H
WHEREAS, the Boards of Directors of OrangeHook, Nuvel and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Merger Sub with and into OrangeHook with OrangeHook remaining as the surviving corporation (the "Merger");
WHEREAS, Nuvel, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to written action in accordance with the requirements of the Minnesota Business Corporation Act ("MBCA") and the Bylaws of Merger Sub;
WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of OrangeHook shall be converted into the Merger Consideration (as hereinafter defined) at the Effective Time (as hereinafter defined);
WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and
WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Code, and that Nuvel, Merger Sub and OrangeHook will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE I.
 DEFINITIONS
As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):
"Affiliate" has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.
"Agilivant" means Agilivant LLC, a Washington limited liability company.
"Articles of Merger" shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.
"Closing" shall have the meaning as set forth in Section 2.1(d) hereof.

"Code" has the meaning ascribed thereto in the preambles to this Agreement.
"Common Exchange Ratio" shall mean the quotient derived from dividing (a) 500,000 by (b) the number of shares of OrangeHook Common Stock issued and outstanding on a fully-diluted basis, as of the time immediately preceding the Effective Time.
"Convertible Securities" shall have the meaning as set forth in Section 2.2(f) hereof.
"Copyrights" has the meaning ascribed thereto in Section 3.22(a)(ii).
"Dissenting Shares" shall have the meaning as set forth in Section 2.5 hereof.
"Earn-Out Contracts" shall have the meaning ascribed thereto in Section 2.6 hereof.
"Earn-Out Dividend" shall have the meaning ascribed thereto in Section 6.7 hereof.
"Earn-Out Period" shall have the meaning ascribed thereto in Section 2.6 hereof.
"Earn-Out Ratio" means quotient obtained by dividing (x) the gross revenue generated from the Earn-Out Contracts during the applicable Earn-Out Period as determined in accordance with GAAP, by (y) $1.5 million.
"Earn-Out Shares" shall have the meaning ascribed thereto in Section 2.6 hereof.
"Effective Date" shall have the meaning ascribed thereto in Section 2.1(d) hereof.
"Effective Time" shall have the meaning ascribed thereto in Section 2.1(d) hereof.
"Equity Incentive Plan" shall mean the 2016 OrangeHook, Inc. Equity Incentive Plan to be adopted by OrangeHook's Board of Directors prior to Closing.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.
"Evaluated Material" shall have the meaning ascribed thereto in Section 6.3(a).
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
"GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.
"Intellectual Property" has the meaning ascribed thereto in Section 3.22(a)(v).
"Indemnity Agreement" has the meaning ascribed thereto in Section 6.15.
"Know-How" has the meaning ascribed thereto in Section 3.22(a)(iv).
"Knowledge" means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter.  A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers or directors of such Person had Knowledge of such fact or other matter.

"LifeMed Acquisition" shall have the meaning as set forth in Section 6.10 hereof.
"Material Adverse Effect" shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis; but shall exclude any effect resulting from or relating to (i) general economic conditions or general effects on the industries in which such entity operates that do not disproportionately impact such entity in any material respect, (ii) acts of terrorism or war (whether or not threatened, pending or declared), or (iii) the public announcement of this Agreement or the transactions contemplated hereby.
"MBCA" shall have the meaning ascribed thereto in the preambles of this Agreement.
 "Merger" shall have the meaning ascribed thereto in the preambles of this Agreement.
"Merger Consideration" means the shares of Nuvel Series OH-1 Preferred Stock and Nuvel Series OH-2 Preferred Stock issuable upon the Merger to the holders of OrangeHook Common Stock and OrangeHook Preferred Stock, respectively.
"Nuvel Series OH-1 Certificate of Designation" shall mean the certificate of designation setting forth all of the rights, preferences and other terms of the Nuvel Series OH-1 Preferred Stock in substantially the form attached hereto as Exhibit F-1.
"Nuvel Series OH-2 Certificate of Designation" shall mean the certificate of designation setting forth all of the rights, preferences and other terms of the Nuvel Series OH-2 Preferred Stock in substantially the form attached hereto as Exhibit F-2.
"Nuvel Common Stock" shall mean the common stock, par value $0.001 per share, of Nuvel.
"Nuvel Preferred Stock" shall mean the preferred stock, par value $0.001 per share, of Nuvel, including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.
"Nuvel 8-K Reports" shall have the meaning ascribed thereto in Section 4.5.
"Nuvel, Inc." means Nuvel, Inc., a Delaware corporation.
"Nuvel Insiders" shall have the meaning ascribed thereto in Section 4.11.
"Nuvel Intellectual Property" shall have the meaning ascribed thereto in Section 4.22(a).
"Nuvel Latest Balance Sheet" shall have the meaning ascribed thereto in Section 4.18.
"Nuvel Returns" shall have the meaning ascribed thereto in Section 4.9(a).
"Nuvel SEC Filings" shall have the meaning ascribed thereto in Section 4.5.
"Nuvel 10-K Report" shall have the meaning ascribed thereto in Section 4.5.
"Nuvel 10-Q Reports" shall have the meaning ascribed thereto in Section 4.5.
"Options" shall have the meaning as set forth in 2.2(e) hereof.

"OrangeHook Capital Stock" means the OrangeHook Common Stock and OrangeHook Preferred Stock.
"OrangeHook Common Stock" means the common stock, par value $0.01, of OrangeHook.
"OrangeHook Preferred Stock" means the preferred stock, par value $0.01, of OrangeHook, including the Series A Preferred Stock and the Series A-1 Preferred Stock.
"OrangeHook Financial Statements" shall have the meaning as set forth in Section 3.12.
"OrangeHook Insiders" shall have the meaning as set forth in Section 3.10.
"OrangeHook Intellectual Property" shall have the meaning as set forth in Section 3.22.
"OrangeHook Latest Balance Sheet" shall have the meaning as set forth in Section 3.16.
"OrangeHook Plans" shall have the meaning as set forth in Section 3.19.
"OrangeHook Returns" shall have the meaning as set forth in Section 3.8 hereof.
"OrangeHook Shareholder Meeting" shall have the meaning ascribed thereto in Section 6.11 hereof.
"Organizational Documents" means the articles or certificate of incorporation or organization, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.
"Patents" has the meaning ascribed thereto in Section 3.22(a)(i).
"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.
"Representatives" shall have the meaning ascribed thereto in Section 6.3(a)
"Requisite OrangeHook Shareholder Vote" shall have the meaning ascribed thereto in Section 3.2.
"Salamander" means  Salamander Technologies, LLC, a Minnesota limited liability company and wholly-owned subsidiary of OrangeHook.
"SEC" shall mean the United States Securities and Exchange Commission.
"Securities Act" shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
"Stock Option Plan" shall have the meaning as set forth in Section 2.2(e) hereof.
"Stockholder Questionnaire" shall have the meaning ascribed thereto in Section 6.8.

"Subsidiary" shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.
"Surviving Company" shall have the meaning ascribed thereto in Article II.
"Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.
"Trademarks" has the meaning ascribed thereto in Section 3.22(a)(iii).
"Updated Schedules" shall have the meaning as set forth in Section 5.3 hereof.
"Warrants" has the meaning ascribed thereto in Section 2.2(g).
ARTICLE II.
 MERGER
Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) Merger Sub will merge with and into OrangeHook, and (ii) OrangeHook will be the surviving corporation to the Merger and become a wholly-owned subsidiary of Nuvel. The term "Surviving Company" as used herein shall mean OrangeHook, as a wholly-owned subsidiary of Nuvel after giving the consummation of the Merger.  The Merger will be effected pursuant to the Articles of Merger in accordance with the provisions of, and with the effect provided in, the MBCA, together with any other filings or documentation required under applicable law to effectuate the Merger.
2.1        Effects of Merger.
(a)        From and after the Effective Time and until further amended in accordance with law, (i) the Articles of Incorporation of OrangeHook as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Company;provided, however, that, at the Effective Time, the Articles of Incorporation of the Surviving Company shall be amended and restated in its entirety in the form attached as Exhibit B and (ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.
(b)        From and after the Effective Time and until further altered or amended in accordance with applicable law:  (i) all of the rights, privileges, immunities, and franchises, of a public as well as private nature, of each of OrangeHook and Merger Sub shall vest in the Surviving Company; (ii) all property, real, personal and mixed, and all debts due on any account, and all other choses in action, and every other interest of or belonging to or due to each of OrangeHook and Merger Sub, shall be vested in the Surviving Company without any further act or deed; and (iii) the Surviving Company shall be responsible for all liabilities and obligation of each of OrangeHook and Merger Sub, and neither the rights of creditors nor any liens upon the property of OrangeHook or Merger Sub shall  be impaired by the Merger.

(c)        Nuvel, OrangeHook and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the MBCA at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either OrangeHook or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Nuvel, OrangeHook and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.
(d)        Subject to the provisions of Article VII and Article VIII hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at such location, on such date and at such time as OrangeHook and Nuvel mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto.  On the date of the Closing, to effect the Merger, the parties hereto will cause the Articles of Merger to be filed with the Minnesota Secretary of State in accordance with the MBCA. The Merger shall be effective upon the filing of the Articles of Merger or at such later date or time as is specified in the Articles of Merger (the "Effective Time").  As used herein, the term "Effective Date" shall mean the date on which the Effective Time occurs.
2.2        Effect on OrangeHook Capital Stock and Merger Sub Capital Stock.  To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:
(a)        Each share of OrangeHook Common Stock issued and outstanding immediately prior to the Effective Time (other than shares extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a fraction of a fully paid and nonassessable share of Nuvel Series OH-1 Preferred Stock equal to the Common Exchange Ratio;
(b)        Each share of OrangeHook Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for one fully paid and nonassessable share of Nuvel Series OH-2 Preferred Stock;
(c)        Each share of OrangeHook Common Stock and OrangeHook Preferred Stock issued and outstanding immediately prior to the Effective Time and owned by Merger  Sub or Nuvel, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and
(d)        All shares of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.
(e)        Nuvel shall assume all of OrangeHook's rights and obligations under the outstanding stock options to purchase shares of OrangeHook Common Stock, granted by OrangeHook on or prior to the Effective Date that have not prior to the Effective Date been exercised, cancelled or terminated nor expired (collectively the "Options"). The Options shall be assumed, except that, from and after the Effective Time: (i) all actions to be taken under the Equity Incentive Plan or the Options by the Board of Directors of OrangeHook or a committee thereof shall be taken by the Board of Directors of Nuvel or a committee thereof, (ii) each Option shall evidence the right to purchase a number of shares of Nuvel Series OH-1 Preferred Stock equal to the number of shares of OrangeHook Common Stock into which such Option is exercisable immediately prior to the Effective Time multiplied by the Common Exchange Ratio, (iii) the new option price for each share of Nuvel Series OH-1 Preferred Stock issuable upon exercise of an Option shall be determined by dividing the option exercise price immediately prior to the Effective Date by the Common Exchange Ratio (rounded to the nearest cent) and (iv) all references in the Options and the Equity Incentive Plan to OrangeHook and OrangeHook Common Stock shall be deemed to be references to Nuvel and Nuvel Series OH-1 Preferred Stock, respectively, after giving effect to the adjustments pursuant to clauses (ii) and (iii). Notwithstanding the provisions set forth in clause (iii) above, with respect to each Option intended to be an "incentive stock option" under Section 422 of the Code, if the new option price calculated pursuant to clause (iii) would cause any such Option not to satisfy the requirements of Section 424(a) of the Code and Treasury Regulation § 1.425-1(a)(1)(i), the new exercise price with respect to that Option will be increased to the minimum price that it could be and still satisfy the requirements of that regulation.

(f)        Nuvel shall assume the rights and obligations under all outstanding convertible securities (other than the OrangeHook Preferred Stock, the "Convertible Securities"), if any, issued by OrangeHook which are convertible into OrangeHook Common Stock or OrangeHook Preferred Stock.  The Convertible Securities shall be assumed in accordance with their terms and conditions. Each Convertible Security that is convertible into OrangeHook Common Stock immediately prior to the Merger shall, from and after the Effective Time, evidence the right to receive, upon conversion, a number of shares of Nuvel Series OH-1 Preferred Stock equal to the number of shares of OrangeHook Common Stock into which such Convertible Security is convertible immediately prior to the Effective Time multiplied by the Common Exchange Ratio. Each Convertible Security that is convertible into OrangeHook Preferred Stock immediately prior to the Merger shall, from and after the Effective Time, evidence the right to receive, upon conversion, a number of shares of Nuvel Series OH-2 Preferred Stock (rounded to the nearest whole share) equal to the number of shares of OrangeHook Preferred Stock into which such Convertible Security is convertible immediately prior to the Effective Time, at the same conversion price applicable to each such Convertible Security.  All references in the Convertible Securities to OrangeHook, OrangeHook Common Stock and OrangeHook Preferred Stock shall be deemed to be references to Nuvel, Nuvel Series OH-1 Preferred Stock and Nuvel Series OH-2 Preferred Stock, respectively, after giving effect to the adjustments pursuant to this Section.
(g)        In accordance with the terms of each warrant to purchase shares of OrangeHook Common Stock that are issued and outstanding immediately prior to the Effective Time (the "Warrants"), Nuvel shall issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable for a number of shares of Nuvel Series OH-1 Preferred Stock equal to the number of shares of OrangeHook Common Stock into which such Warrant is exercisable immediately prior to the Effective Time multiplied by the Common Exchange Ratio. The new exercise price applicable to each replacement warrant shall be determined by dividing the exercise price immediately prior to the Effective Time by the Common Exchange Ratio.Each replacement warrant shall contain appropriate provision such that the provisions of each Warrant (including the exercise period and the exercise price and provision for adjustment of the exercise price) shall thereafter be maintained in each such replacement warrant as nearly equivalent as may be practicable in relation to such Warrant. From and after the Effective Time, Nuvel shall comply with all of the terms and conditions set forth in each such replacement warrant, including the obligation to issue the NuvelOH-1 Preferred Stock (or shares of Nuvel Common Stock following the Recapitalization) as contemplated thereby upon exercise thereof.
2.3        Rights of Holders of OrangeHook Capital Stock.
(a)        From and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of OrangeHook Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Nuvel Series OH-1 Preferred Stock into which such shares of OrangeHook Common Stock shall have been converted pursuant to Section 2.2 above. Shares of the Nuvel Series OH-1 Preferred Stock shall have the terms, rights and preferences substantially set forth in the Nuvel Series OH-1 Certificate of Designation.  Such terms, rights and preferences shall provide that Nuvel Series OH-1 Preferred Stock will convert automatically into shares of Nuvel Common Stock at the conversion rate set forth in the Nuvel Series OH-1 Certificate of Designation immediately following the Reverse Stock Split and the Recapitalization.  The record holder of each such outstanding certificate representing shares of OrangeHook Common Stock, shall, after the Effective Time, be entitled to vote the shares of Nuvel Series OH-1 Preferred Stock into which such shares of OrangeHook Common Stock shall have been converted on any matters on which the holders of record of Nuvel Series OH-1 Preferred Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.
(b)        From and after the Effective Time, each share of OrangeHook Preferred Stock outstanding immediately prior to the Effective Time (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Nuvel Series OH-2 Preferred Stock into which such shares of OrangeHook Preferred Stock shall have been converted pursuant to Section 2.2 above. Shares of the Nuvel Series OH-2 Preferred Stock shall have the terms, rights and preferences substantially set forth in the Nuvel Series OH-2 Certificate of Designation.  The record holder of each such share of OrangeHook Preferred Stock, shall, after the Effective Time, be entitled to vote the shares of Nuvel Series OH-2 Preferred Stock into which such shares of OrangeHook Preferred Stock shall have been converted on any matters on which the holders of record of Nuvel Series OH-2 Preferred Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.
(c)        As of the Effective Time, Nuvel shall have reserved a sufficient number of authorized but unissued shares of Nuvel Preferred Stock for issuance as Merger Consideration pursuant to Section 2.2(a) and 2.2(b).
2.4        Procedure for Exchange of OrangeHook Capital Stock.
(a)        Nuvel or its agent(s) shall act as exchange agent in the Merger.  As soon as practicable after the Effective Time, Nuvel will mail or cause to be mailed, to each former holder of OrangeHook Capital Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2 above) as recorded on the Company's books and records immediately prior to the Merger, a letter of transmittal in customary form and containing instructions for use in effecting the issuance of Nuvel Preferred Stock (and any related certificates) comprising any Merger Consideration.
(b)        Upon delivery of a duly executed letter of transmittal and/or such other documents as Nuvel may reasonably require to effect transfer of title to OrangeHook Capital Stock, each former holder of OrangeHook Capital Stock shall be entitled to receive a book entry on the books and records of Nuvel for, and with respect to Nuvel Series OH-2 Preferred Stock, stock certificates representing, the appropriate number of shares of Nuvel Preferred Stock into which such OrangeHook Capital Stock shall have been converted under Section 2.2(a) and 2.2(b).  Shares of Nuvel Series OH-1 Preferred Stock will not be certificated.

(c)        In any matters relating to such certificates of OrangeHook Capital Stock and Convertible Securities, Nuvel may rely conclusively upon the record of shareholders maintained by OrangeHook containing the names and addresses of the holders of record of OrangeHook Capital Stock and Convertible Securities at the Effective Time, except to the extent such names or addresses are modified by the any shareholders in their respective letters of transmittal.  Nuvel shall not be obligated to deliver stock certificates (if any) representing Merger Consideration to which any former holder of OrangeHook securities is entitled until such holder surrenders the appropriate documentation required under paragraph (b) above.
(d)        If there is a transfer of OrangeHook Capital Stock ownership which is not registered in the transfer records of OrangeHook, a book entry or certificate (in the case of Nuvel Series OH-2 Preferred Stock) representing the proper number of shares of Nuvel Preferred Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the corporate secretary of Nuvel, a related certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Nuvel Preferred Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Nuvel that such tax has been paid or is not applicable, and (z) the issuance of such Nuvel Preferred Stock shall not, in the sole discretion of Nuvel, violate the requirements of applicable securities law and regulations with respect to the private placement of Nuvel Preferred Stock that will result from the Merger.
(e)        All shares of Nuvel Preferred Stock issued upon the surrender for exchange of OrangeHook Capital Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of OrangeHook Capital Stock.
(f)        Shares of Nuvel Preferred Stock issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act or (ii) upon receipt by Nuvel of a written opinion of counsel for the holder reasonably satisfactory to Nuvel to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws.  Restrictive legends shall be placed on all certificates (if any) representing shares of Nuvel Series OH-2 Preferred Stock, as applicable, issued in the Merger, substantially as follows:
NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS (SUCH FEDERAL AND STATE LAWS, THE "SECURITIES LAWS") OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.
Except as otherwise provided by applicable law, the failure of any stock certificate representing Nuvel Series OH-2 Preferred Stock to contain a legend in substantially the form set forth above shall not affect the enforceability of restrictions set forth in this Section 2.4(f).  For the avoidance of doubt, shares of Nuvel Series OH-1 Preferred Stock will not be certificated but will be subject the same restrictions on transfers as set forth herein.

(g)        In the event any certificate for OrangeHook Capital Stock or any certificate or similar instrument evidencing Options, Warrants or Convertible Securities shall have been lost, stolen or destroyed, Nuvel shall issue and pay in exchange for such lost, stolen or destroyed certificate or instrument, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the Nuvel Series OH-1 Preferred Stock and Nuvel Series OH-2 Preferred Stock, or Options, Warrants or Convertible Securities, as applicable, as may be required pursuant to this Agreement; provided, however, that Nuvel, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to sign and deliver an affidavit and agreement reasonably satisfactory to Nuvel to indemnify Nuvel from any loss incurred by it in connection with the lost certificate or instrument.
2.5        Dissenting Shares.  Shares of OrangeHook Capital Stock held by shareholders who are entitled to exercise dissenters' rights under the MBCA, Section 302A.471 et seq., and have properly demanded the fair market value of their shares of OrangeHook Capital Stock in accordance with the MBCA ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Nuvel Series OH-1 Preferred Stock or Nuvel Series OH-2 Preferred Stock pursuant to Section 2.2(a) and 2.2(b), but the holders thereof shall be entitled only to such rights as are granted by the applicable sections of the MBCA.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the MBCA shall receive such payment from the Surviving Company in accordance with the MBCA; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn or failed to preserve or properly assert such holder's dissenters' rights, such holder shall forfeit the right to receive fair market value for such Dissenting Shares and each such Dissenting Share shall thereupon be deemed to have been cancelled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from Nuvel of shares of Nuvel Series OH-1 Preferred Stock or Nuvel Series OH-2 Preferred Stock as provided in Section 2.2(a) and 2.2(b).
2.6        Nuvel Common Stockholder Right to Potential Earn-Out Shares.
(a)        The parties hereto agree that if, during the period beginning on the Effective Date and ending on December 31, 2017, Nuvel, Inc. enters into contracts with unaffiliated third-party customers that collectively provide for gross revenue payments of at least $1.5 million throughout their contractual terms (the "Earn-Out Contracts"), then the holders of Nuvel Common Stock immediately following the Merger, or as soon thereafter as Nuvel can establish a record date for such purpose (the "Pre-Merger Nuvel Common Stockholders"), shall be eligible to receive their pro-rata portion of up to an aggregate of 357,143 shares of Nuvel Common Stock (such share amount being calculated on post-Reverse Stock Split basis, but subject to appropriate adjustment in the event of any other stock dividend, stock split, combination or other similar recapitalization with respect to the Nuvel Common Stock) (the "Earn-Out Shares").

(b)        If the earn-out condition set forth in Section 2.6(a) hereof is satisfied, the actual number of Earn-Out Shares, if any, to beearned by and distributed to the Pre-Merger Nuvel Common Stockholders will be based upon the grossrevenue recognized from the Earn-Out Contracts in accordance with GAAP as then in effect during the six (6) month fiscal periods ending on the final day of the fiscal quarters that are the subject of the corresponding periodic reports listed below (except for the first period which shall instead use the gross revenue recognized from the Earn-Out Contracts during the period beginning on the Effective Date and ending on December 31, 2016) (each an "Earn-Out Period"):
(i)           Annual Report on Form 10-K for the fiscal year ended December 31, 2016;
(ii)          Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017;
(iii)         Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
(iv)         Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018;
(v)          Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and
(vi)         Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019;

The number of Earn-Out Shares to be distributed to each Pre-Merger Nuvel Common Stockholder for an Earn-Out Period shall be equal to such Pre-Merger Nuvel Common Stockholder's pro-rata portion of 357,143 shares multiplied by the Earn-Out Ratio for such Earn-Out Period (such share amount being calculated on post-Reverse Stock Split basis, but subject to appropriate adjustment in the event of any other stock dividend, stock split, combination or other similar recapitalization with respect to the Nuvel Common Stock) (rounded up to the nearest whole share); provided, however, that Nuvel's obligation to issue Earn-Out Shares shall cease upon the issuing all such 357,143 shares.

(c)        Nuvel shall declare distributions of the Earn-Out Shares, payable only to the extent earned under Section 2.6 hereof, as dividends to the holders of Pre-Merger Nuvel Common Stockholders (the "Earn-Out Dividends"), and shall set a record date and prospective payment dates for the Earn-Out Dividends.  The record date for the Earn-Out Dividends shall be the Closing Date, or as soon thereafter as is practicable, and the prospective payment  date of the Earn-Out Dividend for each Earn-Out Period shall be no later than the forty-fifth (45th)day following the end of the applicable Earn-Out Period. On each thePayment Date for each Earn-Out Dividend, Nuvel shall immediately and irrevocably cause the relevant paying agent to issue to the Pre-Merger Nuvel Common Stockholders their pro-rata portion of the Earn-Out Shares comprising such Earn-Out Dividend.
2.7        Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons set forth on Schedule 2.7. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Company and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Company.
2.8        Directors and Officers of Nuvel.  At the Closing, the Board of Directors of Nuvel shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following action, to be effective upon the Effective Time: (i) increase the size of the Board of Directors of Nuvel to eight (8) persons; (ii) elect to the Board of Directors of Nuvel the six (6) persons who were directors of OrangeHook immediately prior to the Closing were not also directors of Nuvel; and (iii) appoint as the officers of Nuvel those who were the officers of OrangeHook immediately prior to the Closing, or, in either case with regard to clauses (ii) and (iii), such other persons designated by OrangeHook.  The persons serving as directors of Nuvel immediately prior to the Closing shall remain serving in such capacity immediately following the election of the new directors and the officers of Nuvel immediately prior to the Closing shall resign at the Closing from all of their current officer positions with Nuvel, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act; provided, however, upon his resignation as Chief Executive Officer of Nuvel, and as contemplated by the the form of employment agreement attached as Exhibit E, Rick Resnick shall be appointed to serve as Executive Vice President of Operations of Nuvel and as ChiefExecutive Officer of Nuvel, Inc. (Nuvel's wholly-owned subsidiary).  Subject to applicable law, Nuvel shall take all action reasonably requested by OrangeHook, but consistent with the Articles of Incorporation and Bylaws of Nuvel, that is reasonably necessary to effect any such election or appointment of the designees of OrangeHook to Nuvel's Board of Directors, including promptly hereafter mailing to Nuvel's stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. OrangeHook shall supply Nuvel all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.  The provisions of this Section 2.8are in addition to and shall not limit any rights which OrangeHook or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of Nuvel as a matter of law with respect to the election of directors or otherwise.  Immediately after the Effective Time, the newly-constituted board of directors of Nuvel will appoint the officers of OrangeHook immediately prior to the Effective Time, and Rick Resnick, as the officers of Nuvel. The newly-appointed directors and officers of Nuvel shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of Nuvel and applicable law.

ARTICLE III.
 REPRESENTATIONS AND WARRANTIES OF ORANGEHOOK
OrangeHook hereby represents and warrants to Nuvel and Merger Sub as follows:
3.1        Organization and Qualification.  OrangeHook is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Salamander  is, and on the Effective Date will be, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota. Agilivant is, and on the Effective Date will be, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington.  Each of OrangeHook, Salamander and Agilivant have the requisite organizational power to carry on its business as now conducted. The copies of the Organizational Documents of OrangeHook, Salamander and Agilivant have been made available to Nuvel prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date.  Each of OrangeHook, Salamander and Agilivant are, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of their respective businesses or the ownership of property requires each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on OrangeHook or the Surviving Company.
3.2        Authority Relative to this Agreement; Non-Contravention.  The execution and delivery of this Agreement by OrangeHook and the consummation by OrangeHook of the transactions contemplated hereby have been duly authorized by the Board of Directors of OrangeHook and, except for approval of this Agreement and the Merger by the affirmative vote of a majority of votes that holders of the outstanding shares of OrangeHook Common Stock and OrangeHook Preferred Stock, as applicable, are entitled to cast (the "Requisite OrangeHook Shareholder Vote"), which will be obtained prior to Closing, no other corporate proceedings on the part of OrangeHook are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by OrangeHook and, assuming it is a valid and binding obligation of Nuvel and Merger Sub, constitutes a valid and binding obligation of OrangeHook enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except for (x) approvals under applicable state securities or "blue sky" laws and filing of Form D with the Securities and Exchange Commission, and (y) the filing of the Articles of Merger with the Secretary of State of Minnesota, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of OrangeHook for the consummation by OrangeHook of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on OrangeHook or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.
3.3        No Conflicts.  OrangeHook and its Subsidiaries are not subject to, or obligated under, any provision of (a) their respective Organizational Documents, (b) any material agreement, arrangement or understanding, (c) any material license, franchise or permit or (d) subject to obtaining the approvals referred to in Section 3.2, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on OrangeHook or the Surviving Company.
3.4        Capitalization.
(a)        The authorized, issued and outstanding shares of capital stock or equity interests of OrangeHook and its Subsidiaries as of the date hereof are correctly set forth on Schedule 3.4(a).  The issued and outstanding shares of capital stock or equity interests of OrangeHook and its Subsidiaries are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to OrangeHook's Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind.  Other than as described on Schedule 3.4(a), OrangeHook and its Subsidiaries have no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.4(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by OrangeHook or its Subsidiaries and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from OrangeHook or its Subsidiaries any shares of capital stock or other securities of OrangeHook or its Subsidiaries of any kind, and there will not be any such agreements prior to or on the Effective Date.  Except as set forth in Schedule 3.4(a), there are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require OrangeHook or its Subsidiaries to repurchase or otherwise acquire any shares of its capital stock or other equity interests, as applicable.
(b)        Schedule 3.4(b) contains a list of the names of the owners of record as of the date of this Agreement of all issued and outstanding shares of OrangeHook Common Stock and OrangeHook Preferred Stock and the number of shares of OrangeHook Common Stock and OrangeHook Preferred Stock, respectively, each of them holds and the names of all holders of options, warrants, convertible securities, exchangeable securities and other rights entitling the holder thereof to purchase equity of OrangeHook and the number of shares of OrangeHook Common Stock, OrangeHook Preferred Stock or other equity security underlying each such option, warrant, convertible security, exchangeable security and other right.
(c)        Except as set forth in Schedule 3.4(c) hereto, OrangeHook and its Subsidiaries do not own, and are not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person.  Except as contemplated by this Agreement, OrangeHook and its Subsidiaries are not a party to, and, to OrangeHook's Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of OrangeHook or its Subsidiaries.
(d)        Schedule 3.4(d) details those Persons to whom OrangeHook has granted registration rights, which rights will obligate OrangeHook and/or Nuvel to file a registration statement with the SEC (and include certain shares in such registration statement) registering the resale of shares of Nuvel Common Stock issuable upon the conversion of Nuvel Preferred Stock constituting Merger Consideration.

3.5        Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of OrangeHook, threatened against OrangeHook, its Subsidiaries, or each of their respective officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.  OrangeHook and its Subsidiaries are not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.
3.6        No Brokers or Finders.  Neither OrangeHook, its Subsidiaries nor any of their respective officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders' fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.
3.7        Subsidiaries.  Except as set forth on Schedule 3.7, OrangeHook does not have, and on the Effective Date will not have, any subsidiaries, nor does it have any direct or indirect interest in any other business entity.
3.8        Tax Matters.
(a)        (i)  OrangeHook and its Subsidiaries have timely filed (or has had timely filed on their behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents ("OrangeHook Returns"), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such OrangeHook Returns are complete and accurate in all material respects; (iii) OrangeHook and its Subsidiaries have timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) OrangeHook has established on the OrangeHook Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes payable by OrangeHook, but not yet paid; and (v) OrangeHook and its Subsidiaries have complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).
(b)        To OrangeHook's Knowledge, there are no liens for Taxes upon any assets of OrangeHook and its Subsidiaries, except liens for Taxes not yet due.
(c)        No deficiency for any Taxes has been asserted, assessed or, to OrangeHook's Knowledge, proposed in writing against OrangeHook or its Subsidiaries that has not been resolved and paid in full or is not being contested in good faith and disclosed on Schedule 3.8. Except as disclosed in Schedule 3.8, no waiver, extension or comparable consent given by OrangeHook or its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or OrangeHook Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 3.8, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or OrangeHook Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to OrangeHook or itsSubsidiaries by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of OrangeHook, is any such Tax audit or other proceeding threatened with regard to any Taxes or OrangeHook Returns. OrangeHook does not expect the assessment of any additional Taxes of OrangeHook or any of its Subsidiaries for any period prior to the date hereof and has no Knowledge of any unresolved claims or disputes concerning the liability for Taxes of OrangeHook or its Subsidiaries which would exceed the estimated reserves established on its books and records.
(d)        Except as set forth on Schedule 3.8, OrangeHook and its Subsidiaries are not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by OrangeHook or its Subsidiaries not to be deductible (in whole or in part) under Section 280G of the Code.  Except as set forth on Schedule 3.8(d), OrangeHook and its Subsidiariesare not liable for Taxes of any other Person, and are not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by OrangeHook or its Subsidiaries with respect to Taxes.  OrangeHook and its Subsidiariesare not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.  OrangeHook and its Subsidiaries have not agreed and are not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income.  Schedule 3.8 contains a list of all jurisdictions in which OrangeHook and its Subsidiaries are required to file any OrangeHook Return. No claim has ever been made by a taxing authority in a jurisdiction where OrangeHook and its Subsidiaries do not currently file OrangeHook Returns that OrangeHook or its Subsidiaries are or may be subject to taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any taxing authority with respect to any Taxes of OrangeHook or its Subsidiaries.  OrangeHook and its Subsidiaries have not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder.  OrangeHook and its Subsidiaries are not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.  OrangeHook has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.
(e)        OrangeHook has been neither a "distributing corporation" nor a "controlled corporation" (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(f)        Except as set forth on Schedule 3.8, OrangeHook and its Subsidiaries have not requested any extension of time within which to file any OrangeHook Return, which return has not since been filed.

3.9        Contracts and Commitments.
(a)        Schedule 3.9 hereto lists the following agreements, whether oral or written, to which OrangeHook or its Subsidiaries are a party, which are currently in effect, and which relate to the operation of OrangeHook's business or the business of each such Subsidiary: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) stock purchase or stock option plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, other than contracts for at-will employment without severance pay upon termination; (v) contract, agreement or understanding relating to the voting of OrangeHook Common Stock or OrangeHook Preferred Stock or the voting equity of OrangeHook's Subsidiaries, or the election of directors of OrangeHook or its Subsidiaries; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of OrangeHook or its Subsidiaries; (vii) guaranty of any obligation for borrowed money or otherwise; (viii) lease or agreement under which OrangeHook or its Subsidiaries are lessee of, or hold or operate any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (ix) lease or agreement under which OrangeHook or its Subsidiaries are lessor of, or permit any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (x) contract which prohibits OrangeHook or its Subsidiaries from freely engaging in business anywhere in the world; (xi) license agreement or agreement providing for the payment or receipt of royalties or other compensation by OrangeHook or its Subsidiaries in connection with the intellectual property rights listed in Schedule 3.22(b) hereto (other than contracts entered into in the ordinary course of business with consideration of no more than $50,000); (xii) contract or commitment for capital expenditures in excess of $10,000; (xiii) agreement for the sale of any capital asset; (xiv) contracts, understandings, arrangements or commitments with respect to the acquisition and/or use by OrangeHook or its Subsidiaries of Intellectual Property of others or by others of Intellectual Property of OrangeHook or its Subsidiaries; or (xv) other agreement for the purchase or sale of goods or services with an undelivered balance of $50,000 or more.
(b)        To OrangeHook's Knowledge, OrangeHook and its Subsidiaries have performed all obligations required to be performed by it in connection with the contracts, understandings, arrangements or commitments required to be disclosed in Schedule 3.9hereto and are not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption; OrangeHook and its Subsidiaries have no present expectation or intention of not fully performing any material obligation pursuant to any contract, understanding, arrangement or commitment required to be disclosed under such caption; and OrangeHook has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.
3.10        Affiliate Transactions.  Except as set forth in Schedule 3.10hereto, and other than pursuant to this Agreement, no officer, director or employee of OrangeHook or its Subsidiaries, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than two percent of the stock of which is beneficially owned by any of such persons) (collectively "OrangeHook Insiders"), has any agreement with OrangeHook or its Subsidiaries (other than normal employment arrangements set forth on Schedule 3.9) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of OrangeHook and its Subsidiaries (other than ownership of capital stock of OrangeHook). Except as set forth on Schedule 3.10, OrangeHook and its Subsidiariesare not indebted to any OrangeHook Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no OrangeHook Insider is indebted to OrangeHook or its Subsidiaries (except for cash advances for ordinary business expenses). Except as set forth on Schedule 3.10, none of the OrangeHook Insiders has any direct or indirect interest in any competitor, supplier or customer of OrangeHook, its Subsidiaries or in any person, firm or entity from whom or to whom OrangeHook or its Subsidiaries leases any property, or in any other person, firm or entity with whom OrangeHook or its Subsidiaries transact business of any nature. For purposes of this Section 3.10, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.
3.11        Compliance with Laws; Permits.
(a)        Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on OrangeHook or the Surviving Company, OrangeHook, its Subsidiaries and their respective officers, directors, agents and employees have materially complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, and no claims have been filed against OrangeHook or its Subsidiaries, and OrangeHook and its Subsidiaries have not received any written notice, alleging a violation of any such laws, regulations or other requirements. OrangeHook is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Nuvel after it acquires OrangeHook's properties, assets and business.
(b)        OrangeHook and its Subsidiaries have obtained all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), that are necessary to the conduct of its operations and business, except where the failure to have any such license, permit or certificate would not reasonably be expected to have a Material Adverse Effect on OrangeHook or the Surviving Company.
3.12        Financial Statements.  OrangeHook has made available to Nuvel audited balance sheets of OrangeHook as of December 31, 2014, and the related audited statements of income, changes in stockholders' equity, and cash flows of OrangeHook from the inception of OrangeHook to such date (the "OrangeHook Financial Statements") and its unaudited balances sheets as of December 31, 2015 and March 31, 2016, and the related unaudited statements of income, change in stockholders' equity and cash flows of OrangeHook for the twelve and three periods then ended, respectively (collectively, the "OrangeHook Unaudited Financial Statements").  The OrangeHook Financial Statements have been audited by Baker Tilly Virchow Krause, LLP and are accompanied by their audit report and the OrangeHook Financial Statements and the OrangeHook Unaudited Financial Statements were prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of OrangeHook as of the dates of and for the periods referred to in the OrangeHook Financial Statements and the OrangeHook Unaudited Financial Statements, respectively.
3.13       Books and Records.  The books of account, minute books, stock record books, and other records of OrangeHook and its Subsidiaries, complete copies of which have been made available to Nuvel, have been properly kept and contain no material inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OrangeHook or the Surviving Company.  At the Closing, all of records of OrangeHook and its Subsidiaries will be in the possession of OrangeHook and such Subsidiaries, respectively.

3.14       Real Property.  OrangeHook and its Subsidiaries do not own any real property.   Schedule 3.14contains an accurate list of all leaseholds and other interests of OrangeHook and its Subsidiaries in any real property.  OrangeHook and its Subsidiaries have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in the business of OrangeHook and its Subsidiaries.
3.15       Insurance.  The insurance policies owned and maintained by OrangeHook and its Subsidiaries that are material to OrangeHook and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that OrangeHook or its Subsidiaries are not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and neither OrangeHook nor its Subsidiaries have received notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.
3.16       No Undisclosed Liabilities.  Except as reflected in the unaudited balance sheet of OrangeHook at March 31, 2016 (the "OrangeHook Latest Balance Sheet"), OrangeHook has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of the OrangeHook Latest Balance Sheet in the ordinary course of business,  (ii) liabilities under this Agreement, (iii) any individual liabilities in excess of $150,000 or aggregate liabilities in excess of $500,000, or (iv) liabilities set forth on Schedule 3.16.
3.17       Environmental Matters.  None of the operations of OrangeHook involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.
3.18       Absence of Certain Developments.  Except as disclosed in the OrangeHook Financial Statements, as set forth in Schedule 3.18hereto or as otherwise contemplated by this Agreement, since the date of the OrangeHook Latest Balance Sheet, OrangeHook and its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on OrangeHook or the Surviving Company, (ii) any event that could reasonably be expected to prevent or materially delay the performance of OrangeHook's obligations pursuant to this Agreement, (iii) any material change by OrangeHook in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of OrangeHook or any redemption, purchase or other acquisition of any of OrangeHook's securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of OrangeHook or its Subsidiaries, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of OrangeHook or its Subsidiaries, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by OrangeHook or its Subsidiaries, (vii) any amendment to the Organizational Documents of OrangeHook or its Subsidiaries, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by OrangeHook or its Subsidiaries, (x) purchase, sale, assignment or transfer of any material assets by OrangeHook or its Subsidiaries, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of OrangeHook or its Subsidiaries, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on OrangeHook or the Surviving Company, or (z) cancellation, compromise, release or waiver by OrangeHook or its Subsidiaries of any rights of material value or any material debts or claims, (ix) any incurrence by OrangeHook or its Subsidiaries of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of OrangeHook or its Subsidiaries, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which OrangeHook or its Subsidiaries are a party or by which it is bound, (xiii) entry by OrangeHook or its Subsidiaries into any loan or other transaction with any officers, directors or employees of OrangeHook or its Subsidiaries, (xiv) any charitable or other capital contribution by OrangeHook or its Subsidiaries or pledge therefore, (xv) entry by OrangeHook or its Subsidiaries into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by OrangeHook or its Subsidiaries to do any of the things described in the preceding clauses (i) through (xv).
3.19       Employee Benefit Plans.
(a)        Schedule 3.19(a) lists all (i) "employee benefit plans," within the meaning of Section 3(3) of ERISA, of OrangeHook and its Subsidiaries, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of OrangeHook or its Subsidiaries, in the case of a plan described in (i) or (ii) above, that is currently maintained by OrangeHook or its Subsidiaries or with respect to which OrangeHook or its Subsidiaries has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the "OrangeHook Plans").  OrangeHook  has heretofore made available to Nuvel true and complete copies of the OrangeHook Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.
(b)        No OrangeHook Plan is (1) a "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a "multiple employer plan" within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.
(c)        There is no proceeding pending or, to OrangeHook's Knowledge, threatened against the assets of any OrangeHook Plan or, with respect to any OrangeHook Plan, against OrangeHook or its Subsidiaries other than proceedings that would not reasonably be expected to result in a material liability, and to OrangeHook's Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any OrangeHook Plan other than proceedings that would not reasonably be expected to result in a material liability.

(d)        Each of the OrangeHook Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.
(e)        Each of the OrangeHook Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS, and currently satisfies in form and operation all requirements for such qualification.
(f)        Except as set forth in Schedule 3.19(f),no director, officer, or employee of OrangeHook or its Subsidiaries will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any OrangeHook Plan solely as a result of consummation of the transactions contemplated by this Agreement.  No director or officer or control person of Nuvel prior to the Effective Time has or shall have any liability, cost or expense (including reasonable attorneys' fees and expenses) relating to any aspect of the OrangeHook Plans. Such individuals and entities shall be able to rely on the representation and warranty in the foregoing sentence as a third party beneficiary hereof.
3.20       Employees.
(a)        Schedule 3.20 lists the following information for each executive officer and each director of OrangeHook as of the date of this Agreement, including each employee on leave of absence or layoff status: (i) name; (ii) job title; (iii) current annual base salary or annualized wages; and (iv) cash bonus compensation earned during 2014 and 2015.
(b)        Except as otherwise set forth in Schedule 3.20, or as contemplated by this Agreement, to the Knowledge of OrangeHook, (i) neither any executive employee of OrangeHook, its Subsidiaries nor any group of their respective employees has any plans to terminate his, her or its employment; (ii) OrangeHook and its Subsidiaries have no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers' compensation claims pending against OrangeHook or its Subsidiaries nor, to OrangeHook's Knowledge, are there any facts that would give rise to such a claim; (iv) to the Knowledge of OrangeHook, no employee of OrangeHook or its Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of OrangeHook or its Subsidiaries, as applicable; and (v) no employee or former employee of OrangeHook or its Subsidiaries has any claim with respect to any intellectual property rights of OrangeHook or its Subsidiaries set forth in Schedule 3.22(b)hereto.
3.21       Intentionally Omitted.
3.22       Intellectual Property.
(a)        Except as set forth in Schedule 3.22(a), to its Knowledge, OrangeHook or its Subsidiaries own or have valid and enforceable licenses to use all of the following used in or necessary to conduct their business as currently conducted (collectively, the "OrangeHook Intellectual Property"):
(i)        patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, "Patents");
(ii)       registered and unregistered copyrights and copyright applications (collectively, "Copyrights");
(iii)      registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, "Trademarks");
(iv)      trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, "Know-How");
(v)       software (together with Patents, Copyrights, Trademarks, and Know-How, "Intellectual Property").
(b)        Except for open source software licenses or agreements relating to commercially-available, non-customized off-the-shelf software, Schedule 3.22(b)contains a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by or licensed by or to, OrangeHook and its Subsidiaries, including a complete and accurate list of all Persons from which or to which OrangeHook or its Subsidiaries license any material Intellectual Property.
(c)        To its Knowledge, OrangeHook or its Subsidiaries has exclusive rights to the OrangeHook Intellectual Property (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances and free of all licenses except those set forth in Schedule 3.22(c), any open source software licenses or any agreements relating to commercially-available, non-customized off-the-shelf software.  No Copyright registration, Trademark registration, or Patent set forth in Schedule 3.22(b) has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to OrangeHook's Knowledge, threatened opposition or cancellation proceeding in any country.

(d)        Except as set forth in Schedule 3.22(d), to OrangeHook's Knowledge (1) neither the conduct of the business of OrangeHook or its Subsidiaries, nor the manufacture, marketing, licensing, sale, distribution or use of their respective products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the OrangeHook Intellectual Property by any Person.  Except as set forth in Schedule 3.22(a) and Schedule 3.22(c), there are no claims pending or, to OrangeHook's Knowledge, threatened (1) alleging that the business of OrangeHook or its Subsidiaries  as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the OrangeHook Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the OrangeHook Intellectual Property.
(e)        OrangeHook and its Subsidiaries have not entered into any consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the OrangeHook Intellectual Property other than as part of the license agreements listed in Schedule 3.22(b) or set forth in Schedule 3.22(c).
(f)        OrangeHook and its Subsidiariesare not, nor will they be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the OrangeHook Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on OrangeHook or the Surviving Company.
3.23       Tax-Free Reorganization.  Neither OrangeHook nor, to OrangeHook's Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
3.24       Vote Required.  The Requisite OrangeHook Shareholder Vote is the only vote of the holders of any class or series of OrangeHook capital stock necessary to approve the Merger.
3.25       Full Disclosure.  The representations and warranties of OrangeHook contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which OrangeHook has Knowledge that has not been disclosed to Nuvel pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on OrangeHook or the Surviving Company or materially adversely affect the ability of OrangeHook to consummate in a timely manner the transactions contemplated hereby.
ARTICLE IV.
 REPRESENTATIONS AND WARRANTIES OF NUVEL AND MERGER SUB
Nuvel and Merger Sub hereby represent and warrant to OrangeHook as follows:
4.1        Organization and Qualification. Nuvel is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Merger Sub is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Nuvel, Inc. is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Nuvel, Nuvel, Inc. and Merger Sub has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. The copies of the Articles of Incorporation and Bylaws of Nuvel, Nuvel, Inc. and Merger Sub that have been made available to OrangeHook on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date.  Nuvel, Nuvel, Inc. and Merger Sub are, and on the Effective Date each will be, licensed or qualified to do business in every jurisdiction which the nature of their respective businesses or their respective ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Nuvel, Nuvel, Inc. or Merger Sub, respectively.
4.2        Authority Relative to this Agreement; Non-Contravention.  Each of Nuvel and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by Nuvel and Merger Sub, and the consummation by Nuvel and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Nuvel and Merger Sub.  No further corporate proceedings on the part of Nuvel or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Nuvel. This Agreement has been duly executed and delivered by Nuvel and Merger Sub and, assuming it is a valid and binding obligation of OrangeHook, constitutes a valid and binding obligation of Nuvel and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except for (x) approvals under applicable state securities or "blue sky" laws and the filing of Form D with the Securities and Exchange Commission and (y) the filing of the Articles of Merger with the Minnesota Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Nuvel or Merger Sub for the consummation by Nuvel or Merger Sub of the Merger, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Nuvel and Merger Sub (taken as a whole), or adversely affect the consummation of the transactions contemplated hereby.
4.3       No Conflicts.  Nuvel and its Subsidiaries are not subject to, or obligated under, any provision of (a) their respective Organizational Documents, (b) any material agreement, arrangement or understanding, (c) any material license, franchise or permit, or (d) subject to obtaining the approvals referred to in Section 4.2, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Nuvel and Merger Sub (taken as a whole).

4.4        Capitalization.
(a)        The authorized, issued and outstanding shares of capital stock of Nuvel and its Subsidiaries as of the date hereof are correctly set forth on Schedule 4.4(a).  The issued and outstanding shares of capital stock of Nuvel and its Subsidiaries are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to Nuvel's Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind.  Other than as described on Schedule 4.4(a), Nuvel and its Subsidiaries have no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 4.4(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Nuvel or its Subsidiaries and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Nuvel or its Subsidiaries any shares of capital stock or other securities of Nuvel or its Subsidiaries of any kind, and there will not be any such agreements prior to or on the Effective Date.  Except as set forth in Schedule 4.4(a), there are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Nuvel or its Subsidiaries to repurchase or otherwise acquire any shares of its capital stock.
(b)        Other than Nuvel, Inc. and Merger Sub, each of which is a wholly-owned subsidiaries of Nuvel, and except as specifically contemplated by this Agreement, Nuvel does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Nuvel is not a party to, and, to Nuvel's Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Nuvel.
4.5        Exchange Act Reports.  Prior to the date of this Agreement, Nuvel has made available to OrangeHook complete and accurate copies of Nuvel's Annual Report on Form 10-K for the  fiscal year ended December 31, 2015 (the "Nuvel 10-K Report") as filed with the SEC and subsequently  reports filed with the SEC prior to the dated of this Agreement pursuant to Section 13 or 15(d) of the Exchange Act (the "Nuvel SEC Filings").  As of their respective dates or as subsequently amended prior to the date hereof, each of the Nuvel SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC.  The financial statements (including footnotes thereto) included in or incorporated by reference into the Nuvel 10-K Report were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of Nuvel as of the dates thereof and results of operations for the periods referred to therein.
4.6        Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Nuvel, threatened against Nuvel, its Subsidiaries or each of their respective officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.  Nuvel and its Subsidiaries are not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.
4.7        No Brokers or Finders.  None of Nuvel, its Subsidiaries or any of their respective officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.
4.8        Subsidiaries.  Except as set forth on Schedule 4.8, Nuvel does not have, and on the Effective Date will not have, any subsidiaries, nor does it have any direct or indirect interest in any other business entity.
4.9        Tax Matters.
(a)        Except of set forth on Schedule 4.9, (i) Nuvel and its Subsidiaries have timely filed (or has had timely filed on their behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents ("Nuvel Returns"), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Nuvel Returns are complete and accurate in all material respects; (iii) Nuvel and its Subsidiaries have timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Nuvel has established on the Nuvel Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes payable by Nuvel, but not yet paid; (v) Nuvel and its Subsidiaries have complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).
(b)        To Nuvel's Knowledge, there are no liens for Taxes upon any assets of Nuvel and its Subsidiaries, except liens for Taxes not yet due.
(c)        No deficiency for any Taxes has been asserted, assessed or, to Nuvel's Knowledge, proposed in writing against Nuvel or its Subsidiaries that has not been resolved and paid in full or is not being contested in good faith and is disclosed on Schedule 4.9. No waiver, extension or comparable consent given by Nuvel or its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Nuvel Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Nuvel Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Nuvel or its Subsidiaries by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Nuvel, is any such Tax audit or other proceeding threatened with regard to any Taxes or Nuvel Returns. Nuvel does not expect the assessment of any additional Taxes of Nuvel or its Subsidiaries for any period prior to the date hereof and has no Knowledge of any unresolved claims or disputes concerning the liability for Taxes of Nuvel or its Subsidiarieswhich would exceed the estimated reserves established on its books and records.

(d)        Nuvel and its Subsidiaries are not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Nuvel or its Subsidiaries not to be deductible (in whole or in part) under Section 280G of the Code. Nuvel and its Subsidiaries are not liable for Taxes of any other Person, and are not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by Nuvel or its Subsidiaries with respect to Taxes.  Nuvel and its Subsidiaries are not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.  Nuvel and its Subsidiaries have not agreed and are not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income.  No claim has ever been made by a taxing authority in a jurisdiction where Nuvel and its Subsidiaries do not currently file Nuvel Returns that Nuvel or its Subsidiaries are or may be subject to taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any taxing authority with respect to any Taxes of Nuvel or its Subsidiaries.  Nuvel and its Subsidiaries have not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder.  Nuvel and its Subsidiaries are not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.
(e)        Neither Nuvel nor its Subsidiaries have been a "distributing corporation" nor a "controlled corporation" (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(f)        Nuvel and its Subsidiaries have not requested any extension of time within which to file any Nuvel Return, which return has not since been filed.
4.10       Contracts and Commitments.
(a)        Schedule 4.10 hereto lists the following agreements, whether oral or written, to which Nuvel or its Subsidiaries are a party, which are currently in effect, and which relate to the operation of Nuvel's business or the business of each such Subsidiary: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) stock purchase or stock option plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, other than contracts for at-will employment without severance pay upon termination; (v) contract, agreement or understanding relating to the voting of Nuvel Common Stock or Nuvel Preferred Stock or the voting stock of Nuvel's Subsidiaries, or the election of directors of Nuvel or its Subsidiaries; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Nuvel or its Subsidiaries; (vii) guaranty of any obligation for borrowed money or otherwise; (viii) lease or agreement under which Nuvel or its Subsidiaries are lessee of, or hold or operate any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (ix) lease or agreement under which Nuvel or its Subsidiaries are lessor of, or permit any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (x) contract which prohibits Nuvel or its Subsidiaries from freely engaging in business anywhere in the world; (xi) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Nuvel or its Subsidiaries in connection with the intellectual property rights listed in Schedule 4.22 hereto; (xii) contract or commitment for capital expenditures in excess of $10,000; (xiii) agreement for the sale of any capital asset; (xiv) contracts, understandings, arrangements or commitments with respect to the acquisition and/or use by Nuvel or its Subsidiaries of Intellectual Property of others or by others of Intellectual Property of Nuvel or its Subsidiaries; or (xv) other agreement which is either material to Nuvel's business, the business of Nuvel's Subsidiaries or that was not entered into in the ordinary course of business.
(b)        To Nuvel's Knowledge, Nuvel and its Subsidiaries have performed all obligations required to be performed by it in connection with the contracts, understandings, arrangements or commitments required to be disclosed in Schedule 4.10hereto and are not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption; Nuvel and its Subsidiaries have no present expectation or intention of not fully performing any material obligation pursuant to any contract, understanding, arrangement or commitment required to be disclosed under such caption; and Nuvel has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.
4.11       Affiliate Transactions.  No officer, director or employee of Nuvel or its Subsidiaries, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Nuvel Insiders"), has any agreement with Nuvel or its Subsidiaries or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Nuvel or its Subsidiaries. Neither Nuvel nor its Subsidiaries are indebted to any Nuvel Insider (except for reimbursement of ordinary business expenses) and no Nuvel Insider is indebted to Nuvel or its Subsidiaries) except for cash advances for ordinary business expenses). No Nuvel Insider has any direct or indirect interest in any competitor, supplier or customer of Nuvel or its Subsidiaries or in any person, firm or entity from whom or to whom Nuvel or its Subsidiaries lease any property, or in any other person, firm or entity with whom Nuvel or its Subsidiaries transact business of any nature. For purposes of this Section 4.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.
4.12       Compliance with Laws; Permits.
(a)        Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Nuvel or its Subsidiaries, Nuvel, its Subsidiaries and their respective officers, directors, agents and employees have materially complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, and no claims have been filed against Nuvel or its Subsidiaries, and neither Nuvel nor its Subsidiaries have received any written notice, alleging a violation of any such laws, regulations or other requirements. Neither Nuvel nor its Subsidiaries are relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Surviving Company following the Merger.
(b)        Nuvel and its Subsidiaries have obtained all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), that are necessary to the conduct of its operations and business, except where the failure to have any such license, permit or certificate would not reasonably be expected to have a Material Adverse Effect on Nuvel.

4.13       Financial Statements.  The financial statements of Nuvel included in the Nuvel SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of Nuvel as of the dates of and for the periods referred to in such financial statements.
4.14       Validity of the Nuvel Common Stock.  The shares of Nuvel Preferred Stock to be issued to holders of OrangeHook Common Stock or OrangeHook Preferred Stock, respectively, pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.
4.15       Books and Records.  The books of account, minute books, stock record books, and other records of Nuvel and its Subsidiaries, complete copies of which have been made available to OrangeHook, have been properly kept and contain no material inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nuvel or its Subsidiaries.
4.16       Real Property.  Nuvel and its Subsidiaries do not own any real property.   Schedule 4.16contains an accurate list of all leaseholds and other interests of Nuvel and its Subsidiaries in any real property.  Nuvel and its Subsidiaries have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in the business of Nuvel and its Subsidiaries.
4.17       Insurance.  The insurance policies owned and maintained by Nuvel and its Subsidiaries that are material to Nuvel and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Nuvel or its Subsidiaries are not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and neither Nuvel nor its Subsidiaries  have received notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.
4.18       No Undisclosed Liabilities.  Except as reflected in the audited consolidated balance sheet of Nuvel at December 31, 2015 included in the Nuvel 10-K Report (the "Nuvel Latest Balance Sheet"), Nuvel has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of the Nuvel Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability) and expenses related to the preparation of this Agreement and the transactions contemplated hereby.
4.19       Environmental Matters.  None of the operations of Nuvel involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.
4.20       Absence of Certain Developments.  Except as disclosed in the Nuvel SEC Filings or as otherwise contemplated by this Agreement, since December 31, 2015, Nuvel and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on Nuvel or its Subsidiaries, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Nuvel obligations pursuant to this Agreement, (iii) any material change by Nuvel in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Nuvel or its Subsidiaries or any redemption, purchase or other acquisition of any of Nuvel's securities or the securities of any Nuvel Subsidiary, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Nuvel or its Subsidiaries, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Nuvel or its Subsidiaries, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Nuvel or its Subsidiaries, (vii) any amendment to the Organizational Documents of Nuvel or its Subsidiaries, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Nuvel or its Subsidiaries, (x) purchase, sale, assignment or transfer of any material assets by Nuvel or its Subsidiaries, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Nuvel or its Subsidiaries, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Nuvel or its Subsidiaries, or (z) cancellation, compromise, release or waiver by Nuvel or any of its Subsidiaries of any rights of material value or any material debts or claims, (ix) any incurrence by Nuvel or its Subsidiaries of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Nuvel or its Subsidiaries, (xi) entry by Nuvel or its Subsidiaries into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Nuvel or its Subsidiaries are a party or by which any of them are bound, (xiii) entry by Nuvel or its Subsidiaries into any loan or other transaction with any officers, directors or employees of Nuvel or its Subsidiaries, (xiv) any charitable or other capital contribution by Nuvel or its Subsidiaries or pledge therefore, (xv) entry by Nuvel or its Subsidiaries into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Nuvel or its Subsidiaries to do any of the things described in the preceding clauses (i) through (xv).
4.21       Employee Benefit Plans.
(a)        Schedule 4.21(a) lists all (i) "employee benefit plans," within the meaning of Section 3(3) of ERISA, of Nuvel and its Subsidiaries, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Nuvel or its Subsidiaries, in the case of a plan described in (i) or (ii) above, that is currently maintained by Nuvel or its Subsidiaries or with respect to which Nuvel or its Subsidiaries have an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the "Nuvel Plans").  Nuvel and its Subsidiaries have heretofore made available to OrangeHook true and complete copies of the Nuvel Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)        No Nuvel Plan is (1) a "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a "multiple employer plan" within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.
(c)        There is no proceeding pending or, to Nuvel's Knowledge, threatened against the assets of any Nuvel Plan or, with respect to any Nuvel Plan, against Nuvel or its Subsidiaries other than proceedings that would not reasonably be expected to result in a material liability, and to Nuvel's Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any Nuvel Plan other than proceedings that would not reasonably be expected to result in a material liability.
(d)        Each of the Nuvel Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.
(e)        Each of the Nuvel Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS, and currently satisfies in form and operation all requirements for such qualification.
(f)        Except as set forth in Schedule 4.21(f),no director, officer, or employee of Nuvel or its Subsidiaries will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Nuvel Plan solely as a result of consummation of the transactions contemplated by this Agreement.
4.22       Employees.
(a)        Schedule 4.22 lists the following information for each executive officer and each director of Nuvel and its Subsidiaries as of the date of this Agreement, including each employee on leave of absence or layoff status: (i) name; (ii) job title; (iii) current annual base salary or annualized wages; and (iv) cash bonus compensation earned during 2014 and 2015.
(b)        Except as otherwise set forth in Schedule 4.22, or as contemplated by this Agreement, to the Knowledge of Nuvel, (i) neither any executive employee of Nuvel, its Subsidiaries nor any group of their respective employees has any plans to terminate his, her or its employment; (ii) Nuvel and its Subsidiaries have no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers' compensation claims pending against Nuvel or its Subsidiaries nor, to Nuvel's Knowledge, are there any facts that would give rise to such a claim; (iv) to the Knowledge of Nuvel, no employee of Nuvel or its Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Nuvel or its Subsidiaries, as applicable; and (v) no employee or former employee of Nuvel or its Subsidiaries has any claim with respect to any intellectual property rights of Nuvel or its Subsidiaries set forth in Schedule 4.24(b) hereto.
4.23       Intellectual Property.
(a)        Except as set forth in Schedule 4.23(a), to its Knowledge, Nuvel or its Subsidiaries own or have valid and enforceable licenses to use all of the Patents, Copyrights, Trademarks, Know-How and software used in or necessary to conduct its business as currently conducted (collectively, the "Nuvel Intellectual Property").
(b)        Except for open source software licenses or agreements relating to commercially-available, non-customized off-the-shelf software, Schedule 4.23(b) contains a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by or licensed by or to, Nuvel and its Subsidiaries, including a complete and accurate list of all Persons from which or to which Nuvel or its Subsidiaries license any material Intellectual Property.
(c)        To its Knowledge, Nuvel or its Subsidiaries has exclusive rights to the Nuvel Intellectual Property (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances and free of all licenses except those set forth in Schedule 4.23(c), any open source software licenses or any agreements relating to commercially-available, non-customized off-the-shelf software.  No Copyright registration, Trademark registration, or Patent set forth in Schedule 4.23(b) has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to Nuvel's Knowledge, threatened opposition or cancellation proceeding in any country.
(d)        Except as set forth in Schedule 4.23(d), to Nuvel's Knowledge (1) neither the conduct of the business of Nuvel or its Subsidiaries, nor the manufacture, marketing, licensing, sale, distribution or use of their respective products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the Nuvel Intellectual Property by any Person.  Except as set forth in Schedule 4.23(a) and Schedule 4.23(c), there are no claims pending or, to Nuvel's Knowledge, threatened (1) alleging that business of Nuvel or its Subsidiaries as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the Nuvel Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the Nuvel Intellectual Property.

(e)        Nuvel and its Subsidiaries have not entered into any consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Nuvel Intellectual Property other than as part of the license agreements listed in Schedule 4.23(b) or set forth in Schedule 4.23(c).
(f)        Except as set forth in Schedule 4.23(f), Nuvel and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Nuvel Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Nuvel or the Surviving Company.
4.24       Tax Free Reorganization.  Neither Nuvel nor, to Nuvel's Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
4.25       Full Disclosure.  The representations and warranties of Nuvel and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Nuvel or Merger Sub has Knowledge that has not been disclosed to OrangeHook pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Nuvel or Merger Sub, or materially adversely affect the ability of Nuvel or Merger Sub to consummate in a timely manner the transactions contemplated hereby.
ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER
5.1        Conduct of Business by Nuvel and Merger Sub.  From the date of this Agreement to the Effective Date, unless OrangeHook shall otherwise agree in writing or except as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.4, neither Nuvel nor its Subsidiaries shall, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Nuvel, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Nuvel; provided, however, this shall not restrict Nuvel from establishing a record date for the distribution of the Earn-Out Shares to holders of Nuvel Common Stock, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Nuvel's entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) except as contemplated by conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Nuvel's past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with the exercise or conversion of Nuvel securities outstanding on the date of this Agreement or payment of stock dividends, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.
5.2        Conduct of Business by OrangeHook.  From the date of this Agreement to the Effective Date, unless Nuvel shall otherwise agree in writing, or except as otherwise expressly contemplated or permitted by other provisions of this Agreement, OrangeHook shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of OrangeHook, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of OrangeHook, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of OrangeHook's entry into this Agreement for which consents, waivers or modifications are required to be obtained, or such defaults that will be remedied by entry into the Note Amendments, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and OrangeHook's past custom and practice (for the avoidance of doubt, OrangeHook may payoff some or all of any outstanding indebtedness), (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except (i) in connection with exercise or conversion of OrangeHook options or warrants outstanding on the date of this Agreement, or pursuant to contractual obligations to issue shares of capital stock, options or warrants that are outstanding on the date of this Agreement, (ii) issuance of warrants required pursuant to the Note Amendment in connection with any payment of any outstanding balance (if any such payment occurs prior to the Effective Time), (iii) issuance of convertible promissory notes with an aggregate principal balance of up to $600,000, with the form of such convertible promissory note to be substantially similar as the notes listed on Schedule 6.9 hereto (as amended by the Note Amendments), (iv) issuance of warrants to purchase up to an aggregate of 378,573 shares of OrangeHook Common Stock with an exercise price per share of $7.00 or more and with exercise periods determined by the Board of Directors of OrangeHook,(v) issuance of shares of OrangeHook Common Stock (or other instruments convertible into or representing the right to receive shares of OrangeHook Common Stock) pursuant to the Equity Incentive Plan, which is to be adopted by OrangeHook prior to Closing with 1,000,000 reserved shares, (vi) as consideration for the LifeMed Acquisition or the acquisition of the remaining minority interests of Agilivant, and (vii) up to an additional 261,326 shares of OrangeHook Common Stock (or other securities convertible or exercisable into such shares) in connection with the sale of units consisting of OrangeHook's Series A-1 Preferred Stock and attached warrants, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, other than pursuant to  the LifeMed Acquisition or to acquire the remaining minority interests of Agilivant, or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.
5.3        Update to Schedules Due to Consummation of LifeMed Acquisition. If, solely as a result of the consummation of the LifeMed Acquisition, any event, condition, fact or circumstance occurs or arises after the date of this Agreement and prior to the Effective Date that would cause or constitute an inaccuracy in or breach of any representation or warranty contained in Section 3, OrangeHook shall update the Schedules to this Agreement to reflect such event, condition, fact or circumstance (as so updated, the "Updated Schedules"), and such updated Schedule shall be deemed to supplement and amend the original Schedule for the purpose of determining the accuracy of the representations and warranties in this Agreement and in any certificate referred to in this Agreement, and for purposes of determining whether any condition set forth in Section 7 has been satisfied.

ARTICLE VI.
 ADDITIONAL COVENANTS AND AGREEMENTS
6.1        Governmental Filings.  Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.  Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.
6.2        Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
6.3        Due Diligence; Access to Information; Confidentiality.
(a)        Between the date hereof and the Effective Date, OrangeHook and Nuvel shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as "Representatives"), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), attorney's audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as "Evaluation Material") relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.
(b)        OrangeHook and Nuvel agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder.  Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party's Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder.  Each agrees that it will, within ten (10) days of the other party's request, re-deliver to such party all copies of that party's Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.
(c)        In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order.  In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by Nuvel with the Securities and Exchange Commission under cover of Form 8-K.
(d)        Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither Nuvel nor OrangeHook nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:
(i)      is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;
(ii)     was available to such party on a non-confidential basis prior to its disclosure;
(iii)    becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives; or
(iv)    developed by such party independently of any disclosure by the other party.
Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e)        Nuvel and OrangeHook each agree that money damages would not be sufficient to remedy any breach by the other party of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.
6.4        Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.  Each of the parties hereto adopts this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3(a).  Both prior to and after the Closing, each party's books and records shall be maintained, and all federal, state and local income Tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws); except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).
6.5         Press Releases.  OrangeHook and Nuvel shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.
6.6        Securities Reports.  Nuvel shall file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act.  All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC.
6.7        Intentionally Omitted.
6.8        Private Placement.  Each of OrangeHook and Nuvel shall take all necessary action on its part such that the issuance of the Merger Consideration to OrangeHook shareholders constitutes a valid "private placement" under the Securities Act.  Without limiting the generality of the foregoing, OrangeHook shall (1) provide each OrangeHook shareholder with a shareholder qualification questionnaire in the form reasonably acceptable to both Nuvel and OrangeHook (a "Shareholder Questionnaire") and (2) use its best efforts to cause each OrangeHook shareholder to truthfully attest that (i) such shareholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that shareholder either (A) is an "accredited investor" as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Nuvel and OrangeHook to act as the shareholder's purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.
6.9        Convertible Note Amendments. OrangeHook shall use its commercially reasonable efforts to cause each of the note holders listed on Schedule 6.9 hereto to execute an amendment in substantially the form attached hereto as Exhibit C for each of their respective notes listed on Schedule 6.9 (each a "Note Amendment").
6.10       LifeMed Acquisition. OrangeHook shall use its commercially reasonable efforts to complete a transaction in which it acquires all of the outstanding shares of capital stock of LifeMed ID, Incorporated in exchange for not more than 2,011,853 shares of OrangeHook Common Stock (the "LifeMed Acquisition").
6.11       OrangeHook Shareholders' Meeting. OrangeHook shall, in accordance with the MBCA and its articles of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of OrangeHook shareholders (the "OrangeHook Shareholder Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger.  Alternatively, OrangeHook shall use its best efforts to obtain, in lieu of holding the OrangeHook Shareholder Meeting, the written consent of the number of OrangeHook shareholders necessary under its articles of incorporation, bylaws and the MBCA to approve this Agreement and the Merger.
6.12       No Solicitation.
(a)        Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither Nuvel nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Nuvel may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of Nuvel determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) would be reasonably likely to constitute a breach of the fiduciary or legal obligations of the Board of Directors of Nuvel.  Nuvel will promptly, and in no event later than 2 business days following the receipt of any such proposal or inquiry,  advise OrangeHook if it receives a proposal or inquiry with respect to the matters described above, including the name of the party making such proposal or inquiry and a reasonably detailed description of the material terms of any unsolicited proposal.

(b)        Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither OrangeHook nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that OrangeHook may engage in such discussion in response to any unsolicited proposal from an unrelated party if the Board of Directors of OrangeHook determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of OrangeHook. OrangeHook will promptly advise Nuvel if it receives a proposal or inquiry with respect to the matters described above.
6.13       Failure to Fulfill Conditions.  In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.
6.14       Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.
6.15       Indemnity Agreement.  Upon the Effective Date, Nuvel shall agree to indemnify the current officers and directors Nuvel pursuant to an agreement in the form attached hereto as Exhibit D (the "Indemnity Agreement"), pursuant to which Nuvel shall indemnify such individuals for any actions relating to the approval of and entering into this Agreement and the Merger absent bad faith or intentional misconduct.
6.16       Nuvel Shareholder Meeting; Recapitalization and Corresponding Note Conversions. Promptly following the Merger, Nuvel shall, as promptly as practicable after the Effective Date, and in accordance with the Florida Business Corporation Act and its articles of incorporation and by-laws, either (a) duly call, give notice of, convene and hold an annual or special meeting of Nuvel stockholders (the "Nuvel Stockholder Meeting")for the purpose of considering and taking action upon a proposal to approve a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split of the Nuvel Common Stock (the "Reverse Stock Split") and a subsequent amendment to Nuvel's articles of incorporation increasing the number of authorized shares of Nuvel Common Stock (on a post-Reverse Stock Split basis) to One Hundred Million (100,000,000) (the Reverse Stock Split and such subsequent amendment are collectively referred to herein as the "Recapitalization"), or (b) in lieu of holding the Nuvel Stockholder Meeting, obtain the written consent of the number of Nuvel stockholders necessary under its articles of incorporation, bylaws and the Florida Business Corporation to effect the Recapitalization. Upon consummation of the Recapitalization, all shares of Nuvel Series OH-1 Preferred Stock shall automatically and without further action of Nuvel or the holders thereof, convert into Nuvel Common Stock at a conversion rate equal to the reciprocal of the Common Exchange Ratio (such conversion is referred to as the "OrangeHook Preferred Conversion"). Immediately following the OrangeHook Preferred Conversion, the Nuvel Convertible Notes shall automatically and without further action of Nuvel or the holders thereof, convert into Nuvel Common Stock pursuant to the terms and conditions of the Note Conversion Agreements.
ARTICLE VII.
 CONDITIONS
7.1        Conditions to Obligations of Each Party.  The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:
(a)        No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.
(b)        Stockholder Approvals.  This Agreement and the Merger shall have been approved by the Requisite OrangeHook Shareholder Vote.
(c)        Section 14(f) Compliance.  Ten days shall have elapsed since an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder has been filed with the SEC and transmitted to the stockholders of Nuvel in accordance with said Rule 14f-1.
(d)        Intentionally Omitted.
(e)        Adverse Proceedings.  There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Nuvel or Merger Sub of all or a material portion of the business or assets of OrangeHook, or to compel Nuvel or Merger Sub or OrangeHook to dispose of or to hold separately all or a material portion of the business or assets of Nuvel or Merger Sub or of OrangeHook, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(f)        Governmental Action.  There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(e).
(g)        Market Condition.  There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Markets, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets in any of the foregoing cases generally that would make completion of the Merger impossible.
(h)        Valid Private Placement. The issuance of the Merger Consideration to OrangeHook shareholders shall constitute a valid "private placement" under the Securities Act and therefore be exempt from the registration requirements of the Securities Act.
(i)        Resnick Employment Agreement. Nuvel, Inc. shall have entered into an employment agreement with Rick Resnick on substantially the terms set forth in the form of employment agreement attached as Exhibit E.
7.2        Additional Conditions to Obligation of Nuvel and Merger Sub.  The obligation of Nuvel and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:
(a)        Representations and Compliance.  The representations of OrangeHook contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for (i) representations and warranties made as of a specific date, which shall be accurate as of such date, and (ii) any inaccuracy of any representation caused by or relating to the consummation of the LifeMed Acquisition.  OrangeHook shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.
(b)        Officers' Certificate.  OrangeHook shall have furnished to Nuvel and Merger Sub a certificate of the Chief Executive Officer and the Chief Financial Officer of OrangeHook, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.
(c)        Secretary's Certificate.  OrangeHook shall have furnished to Nuvel (i) copies of the text of the resolutions by which the corporate action on the part of OrangeHook necessary to approve this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of OrangeHook by its corporate secretary or one of its assistant corporate secretaries certifying to Nuvel that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Effective Date executed on behalf of OrangeHook by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of OrangeHook executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto by OrangeHook, (iv) a copy of the Articles of Incorporation of OrangeHook, certified by the Secretary of State of Minnesota, and a certificate from the Secretary of State of Minnesota evidencing the good standing of OrangeHook in such jurisdiction as of a day within three business days prior to the Effective Date.
(d)        Consents and Approvals.  OrangeHook shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of OrangeHook's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting OrangeHook or any license, franchise or permit of or affecting OrangeHook.
(e)        Articles of Merger.  OrangeHook shall have executed a copy of the Articles of Merger.
(f)        Stockholder Questionnaire.Nuvel shall have received completed and executed Stockholder Questionnaires, that are accurate in all material respects and contains the attestations contemplated in clause (2) of Section 6.8, from OrangeHook shareholders that sufficiently demonstrate that the issuance of the Merger Consideration to OrangeHook shareholders constitutes a valid "private placement" under Rule 506 of Regulation D promulgated under the Securities Act.
(g)        Indemnity Agreement. The parties to the Indemnity Agreement shall have executed and delivered it to each other.
(h)        Financial Statements.  OrangeHook shall have obtained and delivered to Nuvel the audited and unaudited interim financial statements of OrangeHook that, in Nuvel's reasonable determination, are required to be filed with the SEC as an exhibit to the Current Report of Nuvel on Form 8-K.
(i)        No Material Adverse Effect. After the date of this Agreement, there shall not have occurred and Material Adverse Effect on OrangeHook.
(j)        Completion of Acquisition. OrangeHook shall have consummated the LifeMed Acquisition.
(k)        Note Amendments.  OrangeHook shall have obtained and delivered to Nuvel completed and executed copies of a Note Amendment for each of the notes listed on Schedule 6.9 hereto.

7.3        Additional Conditions to Obligation of OrangeHook.  The obligation of OrangeHook to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:
(a)        Representations And Compliance.  The representations of Nuvel and Merger Sub contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Nuvel and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.
(b)        Officers' Certificate.  Nuvel shall have furnished to OrangeHook a certificate of the Chief Executive Officer and the Chief Financial Officer of Nuvel, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.
(c)        Secretary's Certificate.  Nuvel shall have furnished to OrangeHook (i) copies of the text of the resolutions by which the corporate action on the part of Nuvel and Merger Sub necessary to approve this Agreement and the Articles of Merger, the election of the directors of Nuvel to serve following the Effective Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of Nuvel dated as of the Effective Date certifying to OrangeHook that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Effective Date executed on behalf of Nuvel and Merger Sub by their respective corporate secretaries or assistant corporate secretaries certifying the signature and office of each officer of Nuvel and Merger Sub executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto, (iii) a copy of the Articles of Incorporation of Nuvel, certified by the Secretary of State of Florida, and a certificate from the Secretary of State of Florida evidencing the good standing of Nuvel in such jurisdiction as of a day within three business days prior to the Effective Date; and (iv) a copy of the Articles of Incorporation of Merger Sub, certified by the Secretary of State of Minnesota, and a certificate from the Secretary of State of Minnesota evidencing the good standing of Merger sub in such jurisdiction as of a day within three business days prior to the Effective Date.
(d)        Consents and Approvals.  Nuvel and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Nuvel's or Merger Sub's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Nuvel or Merger Sub or any license, franchise or permit of or affecting Nuvel or Merger Sub.
(e)        SEC Filings.  Nuvel shall have filed with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by it pursuant to Section 13 or 15(d) the Exchange Act.
(f)        No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Material Adverse Effect on OrangeHook.
(g)        Nuvel Certificates of Designation.  Nuvel shall have filed a the Series OH-1 Certificate of Designation and Series OH-2 Certificate of Designation setting forth all of the rights, preferences and other terms of the Nuvel Series OH-1 Preferred Stock and the Nuvel Series OH-2 Preferred Stock, in substantially the form attached hereto as Exhibit F-1 and F-2, respectively.
(h)        Resignations.  Each of the non-continuing officers and non-continuing directors of Nuvel immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Nuvel effective immediately after the Effective Time.
(i)        Dissenters' Rights.  Holders of no more than ten percent (10%) of the outstanding shares of OrangeHook Common Stock and OrangeHook Preferred Stock, respectively, shall have validly exercised, or remained entitled to exercise, their dissenters' rights under the MBCA, Section 302A.471 et seq.
(j)        Conversion of Nuvel Preferred Stock.  Nuvel shall have obtained notices of conversion from each holder of Nuvel Preferred Stock pursuant to which such holder irrevocably elects to convert all shares of Nuvel Preferred Stock held by such holder into shares of Nuvel Common Stock at the conversion rates set forth in the Certificate of Designations for such Nuvel Preferred Stock, with such conversion to be effective immediately prior to the Effective Time but contingent upon the consummation of the Merger.
(k)        Conversion of Nuvel Convertible Notes.  Nuvel shall have entered into agreements with all holders of Nuvel Convertible Notes ("Note Conversion Agreements") pursuant to which such holders irrevocably agree to convert all outstanding principal and accrued interest under such Nuvel Convertible Notes into no more than an aggregate of 464,286 shares of Nuvel Common Stock (such share amount being calculated on post-Reverse Stock Split basis, but subject to appropriate adjustment in the event of any other stock dividend, stock split, combination or other similar recapitalization with respect to the Nuvel Common Stock), with such conversion to be contingent upon the consummation of the Merger and completion of the Recapitalization and to be effective immediately following the OrangeHook Preferred Conversion.

ARTICLE VIII.
 TERMINATION, AMENDMENT AND WAIVER
8.1        Termination. This Agreement may be terminated prior to the Effective Date:
(a)       by mutual consent of OrangeHook and Nuvel, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;
(b)       by Nuvel, if Nuvel objects to the Updated Schedules, if any, delivered to Nuvel pursuant to Section 5.3 of this Agreement within five (5) business days after Nuvel's receipt of such Updated Schedules.
(c)        by Nuvel, if any representation of OrangeHook set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;
(d)        by OrangeHook, if any representation of Nuvel set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;
(e)        by Nuvel, if OrangeHook fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;
(f)        by OrangeHook, if Nuvel fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;
(g)       by OrangeHook, if, following a vote by the shareholders of OrangeHook at the OrangeHook Stockholder Meeting, the Merger and this Agreement are not duly approved by the shareholders of OrangeHook;
(h)        by either OrangeHook or Nuvel if the Effective Date is not on or before September 15, 2016, or such later date as OrangeHook and Nuvel may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);
(i)        by Nuvel if, after complying with Section 6.12(a) and affording OrangeHook ten (10) business days' notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.12(a) (and, if OrangeHook so elects, after good faith negotiations with OrangeHook during such ten business day period, to attempt to make adjustments in the terms and conditions of this Agreement as would enable Nuvel to proceed with the Merger), the Board of Directors of Nuvel shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by OrangeHook; and
(j)        by OrangeHook if, after complying with Section 6.12(b) and affording Nuvel ten (10) business days' notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.12(b) (and, if Nuvel so elects, after good faith negotiations with Nuvel during such ten business day period to attempt to make adjustments in the terms and conditions of this Agreement as would enable OrangeHook to proceed with the Merger), the Board of Directors of OrangeHook shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by Nuvel; and
Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

ARTICLE IX.
 GENERAL PROVISIONS
9.1        Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to OrangeHook:
OrangeHook, Inc.
319 Barry Avenue South
Suite 300
Wayzata, Minnesota 55391
Facsimile: (763) 201-7863
Attn: Chief Executive Officer

With copies to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425
Fax: (612) 492-7077
Attn: Ryan C. Brauer, Esq.

If to Nuvel
or Merger Sub:
Nuvel Holdings, Inc.
20 S. Santa Cruz Avenue
Los Gatos, California 95030
Facsimile: (408) 612-4254
Attn: Chief Executive Officer

With copies to:
Maslon LLP
90 South Seventh Street, Suite 3300
Minneapolis, Minnesota  55402
Facsimile:  (612) 642-8381
Attn: Alan M. Gilbert, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2        No Survival.  The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article IIand any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Sections 6.7 and 6.16) will survive the Effective Time indefinitely.

9.3        Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.
9.4        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.
9.5        Amendment.  This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.
9.6        Waiver.  At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.
9.7        Entire and binding Agreement.  This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.
9.8        Counterparts; Delivery.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.
9.9        Third Party Beneficiaries.  Except as provided in the following sentence, each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that in the event the Merger is consummated, the Pre-Merger Nuvel Common Stock holders shall be third party beneficiaries under Section 2.6.
9.10       Governing Law.  This Agreement is governed by the internal laws of the State of Minnesota without regard to such State's principles of conflicts of laws that would defer to the substantive laws of another jurisdiction, except to the extent that the Florida Business Corporation Act applies to the corporate matters of Nuvel.
9.11       Dispute Resolution.
(a)        The parties will, to the greatest extent possible, endeavor to resolve any disputes relating to the Agreement through amicable negotiations.  Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the "Arbitration Tribunal") which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association ("AAA"); provided, however, that the AAA shall not be involved in administration of the arbitration.  The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell.  If the parties cannot agree on an arbitrator, either party may request a court of competent jurisdiction to appoint an arbitrator, which appointment will be final.
(b)        The arbitration will be held in Minneapolis, Minnesota.  Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator.  It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable.  Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m.  The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings.  Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award.  The Arbitration Tribunal will not have the authority to award punitive damages to either party.  Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal.  The Arbitration Tribunal shall award attorneys' fees and other related costs payable by the losing party to the successful party as it deems equitable.  This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.  Notwithstanding the foregoing, any party may bring claims for injunctive relief in a state or federal court located in the State of Minnesota.

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

ORANGEHOOK, INC. By: /s/ James L. Mandel
Name: James L. Mandel Title: Chief Executive Officer

NUVEL HOLDINGS, INC. By: /s/ Richard Resnick
Name: Richard Resnick Title: Chief Executive Officer

OH ACQUISITION CORP. By: /s/ Richard Resnick
Name: Richard Resnick Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

ARTICLES OF MERGER
OF
ORANGEHOOK, INC.
AND
OH ACQUISITION CORP.

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

Exhibit B

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
 SURVIVING COMPANY

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

Exhibit C

FORM OF NOTE AMENDMENT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

Exhibit D

FORM OF INDEMNITY AGREEMENT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

Exhibit E

FORM OF RESNICK EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

Nuvel Holdings, Inc., a Florida corporation (hereafter "Nuvel Holdings") with principal address at 319 Barry Avenue South, Wayzata, Minnesota; and Richard Resnick, an individual resident of the State of California (hereafter the "Employee"),enter into this Employment Agreement (this "Agreement"), effective as of ___________, 2016("Effective Date"), as follows:
1.        Employment.Nuvel Holdings agrees to employ Employee and Employee agrees to provide services for Nuvel Holdings and Nuvel, Inc., a wholly owned subsidiary of Nuvel Holdings ("Nuvel Opco," and together with Nuvel Holdings, "Nuvel"), on the terms and conditions set forth below.
2.        Scope of Employment. During the Employment Period (as defined below), Employee shall be appointed and serve as the Executive Vice President of Operations for Nuvel Holdings and as Chief Executive Officer of Nuvel Opco.
3.        Employee's Obligations. The general duties and responsibilities of the position are set forth on Exhibit B hereto.No modification or change of Employee's title or responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.
3.1.     Best Efforts; Full Working Time. Employee agrees to devote Employee's best efforts, attention, skill, relations and experience to the performance of Employee's duties in accordance with the provisions of this Agreement. Employee shall apply all of Employee's full working time to performing these services.
3.2.     Supervision and Direction of Services. Employee's services shall be under the supervision and direction of the CEO of Nuvel Holdings.
3.3.     Rules. Employee shall be bound by all the policies, rules and regulations of Nuvel now in force and by all such other policies, rules and regulations as may be hereafter implemented and will faithfully observe and abide by the same. No such policy, rule or regulation shall alter, modify or revoke Employee's status or any other provision of this Employment Agreement.
3.4.     Intentionally Omitted.
3.5.     Non-Solicitation.Employee agrees that during employment, and for a period of 12 months following termination of employment for whatever reason, Employee will not,without the written consent of Nuvel Holdings:

(a)    Solicit any Customer, or provide or sell to any Customer any service or product that competes with, or is the same as or substantially similar to, any service or product offered or provided, or contemplated to be developed, provided, offered or sold by Nuvelor its subsidiaries during Employee's employment with Nuvel; or
(b)    Induce or persuade any Customer, or any other person or entity doing business with Nuvelor its subsidiaries, to alter or terminate its relationship withNuvelor its subsidiaries; or
(c)    Solicit any employee or contractor of Nuvelor its subsidiaries, or persuade or induce any employee or contractor to terminate or alter the employee's or contractor's relationship with Nuvelor its subsidiaries.
For purposes of this Section 3.5, "Customer" means any person or entity:
(i)	who/which is a customer of Nuvel or its subsidiaries as of Employee's last date of employment, or who/which was a customer of Nuvel or its subsidiaries at any time during the twenty four (24) calendar month period immediately preceding Employee's last date of employment; and
(ii)	to or with whom/which Employee sold or provided products, processes or services on behalf of Nuvel, or about whom/which Employee had access to confidential information by reason of Employee's employment with Nuvel, or with whom/which Employee had any business involvement of any kind as a result of Employee's employment with Nuvel, at any time during the lesser of (A) the period of Employee's employment with Nuvel, and (B) the twenty four (24) calendar month period immediately preceding Employee's last date of employment.

3.6.     Office Location. While Employee is employed, Employee shall perform Employee's duties under this Agreement primarily at Nuvel Opco's current office in Northern California; provided, however, Employee will have the authority to relocate Nuvel Opco's office and his principal place of employment to any location in the United States that Employee deems appropriate for the success of Nuvel Opco.
3.7.     Term. Employee's term of employment with Nuvel Holdings shall begin on the Effective Date and shall continue thereafter until the third anniversary of the Effective Date (the "Employment Period"), unless sooner terminated pursuant to the provisions of this Agreement.
3.8.      Termination.Nuvel Holdings may terminate Employee's employment hereunder at any time prior to the end of the Employment Period with or without Cause (as defined below), subject to the terms set forth in Sections 3.8 and 3.9 hereof.  Employee mayvoluntarily terminate his employment prior to the end of the Employment Period by giving Nuvel Holdings written notice. Upon termination of Employees' employment with Nuvel Holdings, Employee's rights under any applicable benefit plans shall be determined under the provisions of those plans, unless otherwise specifically set forth herein.
3.8.1.      Death. Employee's employment and this Agreement shall terminate in the event of his death. Except as provided herein, Nuvel shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of Employee's death, or for periods following Employee's death.
3.8.2.      Cause. Nuvel Holdings may terminate Employee's employment and this Agreement for Cause by giving Employee notice in writing. The term "Cause" for termination of Employee's employment shall mean the occurrence of any of the following:  (a) Employee's failure to perform (other than by reason of disability), or negligence in the performance of, duties to Nuvel, or refusal or failure to follow or carry out any reasonable direction of the Board of Directors of Nuvel Holdings, which failure, neglect or refusal, if susceptible to cure, remains uncured after 10 calendar days following written notice to Employee; (b) engagement in theft, embezzlement, fraud or misappropriation of any property of Nuvel Holdings and/or Nuvel Opco, (c) Employee pleading guilty to, or being  convicted by a court of law of, offenses involving fraud, moral turpitude, embezzlement, theft or similar criminal conduct, or any felony; (d)use of alcohol, drugs or any controlled substance that is detrimental to the business or reputation of Nuvel Holdings and/or Nuvel Opco, (e) Employee's material breach of this Agreement that remains uncured for a period of 10 calendar days following written notice to Employee, or (f) any breach of the Proprietary Information Agreement attached hereto as Exhibit A. Written notice by Nuvel Holdings to Employee under clauses (a) and (e) of this Section 3.8.2 shall describe the particulars of the Cause in sufficient detail to allow Employee the reasonable opportunity to remedy or eliminate the Cause.
Disability.If Employee is unable to perform his services (with reasonable accommodation) by reason of disability due to illness or incapacity, Employee shall be entitled to receive such compensation as shall be approved and authorized by policies adopted from time to time by the board of directors of Nuvel.   Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within a six (6) consecutive month period, Nuvel may thereupon terminate this Agreement and Employee shall not be entitled to receive any further compensation from Nuvel (other than accrued but unpaid compensation through the date of termination) . For purposes of this Agreement, Employee is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Employee is disabled, Nuvel may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by Nuvel and Employee and may become a subject for arbitration under the terms of this Agreement.
3.8.3.      Good Reason. Employee may terminate his employment for Good Reason, as defined herein. For purposes of this Agreement, "Good Reason" shall mean any of the following events: (a) without Employee's express written consent, a material reduction of Employee's duties, which represents a material diminution in Employee's position or responsibilities with Nuvel in effect immediately prior thereto or the removal of Employee from such position and responsibilities; (b) without Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including corporate office space and location so long as Employee is employed) available to Employee prior to such reduction; (c) a material reduction by Nuvel Holdings in the Base Salary or Incentive Compensation of Employee as in effect prior to such reduction; (d) without Employee's written consent, Nuvel Holdings requires that Employee's primary location for work (other than travel required by Employee's position) be a location more than thirty (30) driving miles from Nuvel Opco's then current primary office location; or (e) any material breach by Nuvel Holdings of any provision of this Agreement. In order to terminate this Agreement for Good Reason, Employee shall provide Nuvel Holdings with: (i) written notice of the Good Reason (which notice must be delivered within ninety (90)days following the date of the event constituting Good Reason and which notice shall describe the particulars of the Good Reason in sufficient detail to allow Nuvel Holdings the reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) thirty (30) days following delivery of such written notice to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and Nuvel Holdings fails to remedy or eliminate the Good Reason(s) within such thirty (30)-day period, Employee shall have thirty (30) days following the end of the foregoing 30-day cure period to provide Nuvel Holdings with written notice that Employee is terminating this Agreement as a result of such Good Reason(s).

3.9.     Payments Upon Termination of Employment.
3.9.1.     Termination by Nuvel Holdings for Cause, As a Result of Death, Disability or by Employee Without Good Reason. Upon termination of Employee's employment by Nuvel Holdings for Cause,as a result of death, disability or by Employee without Good Reason, Employee (or Employee's heirs in the event of Employee's death) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid compensation described in Section 4.
3.9.2.      Termination by Nuvel Holdings Without Cause or by Employee With Good Reason. Upon termination of Employee's employment by Nuvel Holdings without Cause or by Employee with Good Reason, Employee shall be entitled to receive a lump sum payment in an amount equal to all previously accrued but unpaid compensation described in Section 4 plus (a) one year's Base Salary at Employee's then-current rate (without giving effect to any decrease that triggers a termination of employment for Good Reason), and (b) the amount of any Short Term Incentive Compensation that would have been earned through the end of the quarter in which termination occurs (including without limitation Extraordinary Incentive Compensation tied to Short Term Incentive Compensation targets under Sections 3(b) and (c) of Exhibit C). In addition, if such termination occurs in anticipation of, or within 6 months following, a Change of Control of Nuvel Holdings or Nuvel Opco, Employee shall be entitled to receive Extraordinary Incentive Compensation under Section 3(a) of Exhibit C that would have otherwise been triggered by such Change of Control (unless previously paid) and the vesting of all unvested Restricted Shares (as defined in Exhibit C) shall immediately accelerate and such shares will not be forfeited.
3.9.3.      Payments required pursuant to Subsections 3.9.1 and 3.9.2 shall be made within 45 days of the date of termination, except as otherwise required under Section 8.11 below.
4.     Compensation and Benefits.
4.1.     Accrued but Unpaid Compensation at the Effective Date.On the Effective Date, Nuvel has accrued but unpaid compensation of $[453,500]1 due to Employee for past services rendered by Employee to Nuvel (the "Past Due Amount").  Nuvel will pay Employee $50,000 of the Past Due Amount in cash on or prior to the three month anniversary of the Effective Date, but not later than December 31, 2016.  Upon receipt of such cash payment, Employee will agree to accept shares of the Nuvel Holding's Series OH-1 Convertible Preferred Stock that are convertible into [______]2 shares of Nuvel Holdings' common stock in full satisfaction of the balance of the Past Due Amount; provided, however, if all shares of Series OH-1 Convertible Preferred Stock have been converted into Nuvel Holding's common stock as a result of the Recapitalization (as such term is defined in that certain Agreement and Plan of Merger dated as of ______________, 2016, between OrangeHook, Inc., a Minnesota corporation, Nuvel Holdings and OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Nuvel Holdings (the "Merger Agreement")), then Employee will instead agree to accept [______]2 shares of such common stock. To the extent that the receipt of shares under this Section 4.1 results in income to Employee for federal or state income tax purposes, in lieu of deliveringto Nuvel Holdings at the time of such receipt such amount of money as Nuvel Holdings may require to meet its withholding obligation under applicable tax laws or regulations, Employee may elect to satisfy such tax payment obligationsby havingNuvel Holdings withhold from the distribution of shares such number of shares having a value up to the minimum amount of withholding taxes required to be collected on the transaction (at the optional flat rate for withholding of supplemental wages, if applicable conditions for use thereof are satisfied).  The value of the shares to be withheld shall be based on the fair market value of the shares on the date that the amount of tax to be withheld shall be determined.
4.2.     Base Salary. Employee will be paid a Base Salary of two hundred fifty thousand dollars ($250,000.00) per year subject to the normal payroll withholdings.   Base Salary shall increase five percent (5%) on each anniversary date of this Agreement during the Employment Period.
4.3.     Incentive Compensation.  Provided that Employee remains continuously employed by Nuvel Holdings and/or Nuvel Opco until the applicable dates set forth in Exhibit C, Employee shall be entitled to the Short Term, Long Term, and Extraordinary Incentive Compensation set forth on Exhibit C.
4.4.      Paid Time Off (PTO)  and other Standard Benefits. Employee shall be entitled to twenty (20) days PTO, subject to all other terms and conditions of Nuvel's PTO policy specified in Nuvel's Employee Policy Manual, as modified and in effect from time to time ("Policy Manual"), receipt of a copy of which is acknowledged by Employee. In addition, Employee will be eligible for paid holidays, leave and other benefits in accordance with the Policy Manual. Employee shall be reimbursed for reasonable business expenses, subject to prior approval by Nuvel Holdings in accordance with Nuvel Holdings' standard policies for employees and conditioned upon Employee's prior presentation to Nuvel Holdings' accounting department of appropriate receipts and such other verification of expenses as Nuvel Holdings may require from time to time. Reimbursements to Employee will be made with fourteen (14) days of the date the expense report is submitted.

1 This amount, which reflects the accrued liability as of March 31, 2016 as set forth in Nuvel's Form 10-Q for the quarter then ended, will be updated to reflect the amount of accrued liability on the Effective Date.
2 The number of shares will be determined by dividing 75% of the remaining balance of the Past Due Amount by $14.00.

4.5.     Insurance.
4.5.1.  Health Insurance. Nuvel Holdings shall provide to Employee and his spouse and dependents eligibility for health insurance coverage pursuant to the health insurance plan generally available to employees of Nuvel Holdings and its portfolio companies.
4.5.2.  Life Insurance. Nuvel Holdings may obtain and maintain a term life insurance policy pursuant to a plan mutually agreed upon by Nuvel Holdings and Employee in amount of five hundred thousand dollars ($500,000.00), naming Nuvel Holdings and/or Nuvel Opco as the beneficiary of such policy.
4.5.3.  Directors and Officers Insurance. Nuvel Holdings shall obtain and maintain a Directors and Officers Liability insurance policy covering Employee pursuant to a policy approved by the Board of Directors of Nuvel Holdings.
5.     Employment Representations. Employee represents that: (i) the performance by Employee of his duties and other obligations under this Agreement does not and will not violate or conflict with, or constitute a default or breach of, any covenant or obligation under any other employment agreement, contract, or other instrument to which Employee is a party or by which he is bound; and (ii) Employee will not disclose to Nuvel any confidential or proprietary information of any other person or employer and will not bring to Nuvel any property or documents of a confidential naturethat belong to any other person or employer.
6.     Trade Secrets. Employee acknowledges that Nuvel has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the "confidential information" described in the "Proprietary Information Agreement" attached hereto as Exhibit A. Employee has previously executed the Proprietary Information Agreement or agrees to execute Nuvel 's Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.
7.     Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the verified breach by Employee of any covenants contained in Sections 3.4, 3.5, and 6 will result in immediate and irreparable injury to Nuvel. In the event of any verified breach by Employee of the covenants contained in Sections 3.4, 3.5, and 6, Nuvel shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to Nuvel Holdings and/or Nuvel Opco. The parties agree that, in the case of such a breach by Employee of any of the provisions of such Sections, Nuvel may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach. Damages are only equal to the documented monetary damage. No Employee compensation provision here within will be withheld or disallowed to Employee until proven and recognized by a court of law.
8.     Miscellaneous.
8.1.   Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Minnesota. The exclusive jurisdiction and venue of any legal action brought by either party under this Agreement shall be in the County of Hennepin, Minnesota.
8.2.   Entire Agreement. This Agreement, the Proprietary Information Agreement attached and the exhibits hereto, contain the entire Agreement among the parties and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties, including without limitation any offer letter. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.
8.3.   Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given: (a) on the date of personal service on the parties; (b) on the third business day after mailing, if the document is mailed by registered or certified mail; (c) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier; or (d) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth herein or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4.   Severability.Nuvel Holdings and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal,invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.
8.5.   Attorneys' Fees. If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled in accordance with applicable law. Any award of damages by any court or arbitration shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.
8.6.   Amendment. The provisions of this Agreement may be modified at any time by mutual agreement of the parties. Any such mutual agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought in accordance within this Agreement.
8.7.   No Transfer or Assignment; No Third-Party Beneficiaries.The rights of Employee hereunder have been granted by Nuvel with the understanding that this Agreement is personal to, and will be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner.  This Agreement will be assignable by Nuvel and the terms of this Agreement automatically will inure to the benefit of Nuvel and its successors and assigns. No person or entity other than Nuvel or Employee and Employee's estate or their assigned legal counsel shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement.
8.8.   Waiver. Any of the terms or conditions of this Agreement may be waived in a writing executed at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.
8.9.   Resolution of Disputes.
8.9.1. Resolution of Disputes.Nuvel Holdings and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (hereinafter a "dispute") shall be resolved by mediation first; then binding arbitration as required and provided in this Section. The parties agree that no party shall have the right to sue any other party regarding a dispute except as provided in this Section.
8.9.2. Binding Arbitration.Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this Section. The provisions of this Section shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of state court or federal court in the state of Minnesota, and any Minnesota appellate court, in any action or proceeding seeking injunctive relief or for recognition or enforcement of any judgment or Order issued under this arbitration clause. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the American Arbitration Association.
8.9.3. Appointment of Arbitrator. The arbitrator shall be a neutral arbitrator selected by Nuvel Holdings and Employee. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Hennepin County, Minnesota.
8.9.4. Initiation of Arbitration. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this Section by serving upon the other party a demand for arbitration within the statutory time period from the date the dispute first arose.

8.9.5.     Location of Arbitration. Any arbitration hearing shall be conducted in Hennepin County, Minnesota.
8.9.6.     Applicable Law. The law applicable to the arbitration of any dispute shall be the law of the State of Minnesota, excluding its conflicts of law rules.
8.9.7.     Arbitration Procedures. Except as otherwise provided in this Section, the arbitration shall be governed by the American Arbitration Association under Minnesota jurisdiction. The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.
8.9.8.     Scope of Arbitrators' Award or Decision.Nuvel Holdings and Employee agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.
8.9.10.   Costs of Arbitration; Attorneys' Fees.Nuvel Holdings shall bear any costs of arbitration that are over and above costs that would be incurred by Employee had Employee not been required to arbitrate the dispute, but instead had been free to bring the action in court. Each party shall bear its own attorneys' fees. However, Nuvel Holdings and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys' fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.
8.9.11.   Acknowledgment of Consent to Arbitration. NOTICE: BY EXECUTlNG THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY MINNESOTA LAW AND EMPLOYEE IS GIVING UP ANY RIGHTS EMPLOYEE MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EMPLOYEE IS GIVING UP EMPLOYEE'S JUDICIAL RIGHTS TO APPEAL. IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE MINNESOTA CODE OF CIVIL PROCEDURE. EMPLOYEE'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

8.10     Survival.  The provisions set forth in Sections 3.5, 3.9, 6, 7 and 8 of this Agreement will survive any termination of Employee's employment with Nuvel and the termination of this Agreement.
8.11       Internal Revenue Code Section 409(A).  The intent of the parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder ("Section 409A") and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  To the extent any such cash payment or continuing benefit payable upon Employee's termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A after application of all applicable exceptions, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date.  For purposes of Section 409A, the phrase "termination of employment" (or other words to that effect), as used in this Agreement, shall be interpreted to mean "separation from service" as defined under Section 409A.Notwithstanding the foregoing, Nuvel makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Nuvel be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
8.12.   Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

SIGNATURE PAGE AND EXHIBITS FOLLOW BELOW

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement as of the date first set forth above.

Nuvel Holdings, Inc.

______________________________________________

By:  James Mandel, CEO/Board Member

Richard Resnick

_______________________________________________
By:   Richard Resnick

Employee Resident Address:

_________________________________

_________________________________

_________________________________

EXHIBIT A
Proprietary Information Agreement

[Attached.]

EXHIBIT B
EVP Operations of Nuvel Holdings/CEO Nuvel Opco

1.     EVP Operations of Nuvel Holdings Duties.
●     Developing and maintaining an investor relations plan.

●     Representing Nuvel to internal and external stakeholders.

●     Assisting in strategic plans with respect to the capital structure of company.

●     Assisting in the proliferation of shareholder value

2.     CEO of Nuvel Opco Duties.
●     Creating, communicating, and implementing the organization's vision, mission, and overall direction. Leading the development and implementation of the overall Nuvel Opco strategy.
●     Formulating and implementing the strategic plan that guides Nuvel Opco's direction.
●     Overseeing the complete operation of Nuvel Opco in accordance with the direction established in the strategic plan and the input from the Boards of Directors of Nuvel Opco and Nuvel Holdings.
●     Evaluating the success of Nuvel Opco.
●     Representing Nuvel  Opco to internal and external stakeholders.
●     Leading, guiding, directing, and evaluating the work of other leaders at Nuvel Opco.
●     Hiring, determining the amount and type of compensation and termination of employees of Nuvel Opco.

Exhibit C
Incentive Compensation

1.    Short Term Incentive Compensation.  Employee shall be entitled to annual Short Term Incentive Compensation in the amounts below based upon the percentage achievement of certain financial targets, which will be paid quarterly on a calendar year basis with a "true up" following the quarterly period ended December 31:
Nuvel Opco Target Achieved	Percentage of Base Salary
75% to 100%	50%
101% to 125%	75%
126-150%	100%
151% and above	150%
For calendar year 2016, the applicable target for earning Short Term Incentive Compensation will be Nuvel Opco achieving revenue of five hundred thousand ($500,000) during such year.  Each year thereafter, the applicable target for earning Short Term Incentive Compensation will be based on achieving revenue and operating income target, with revenue weighted sixty percent (60%) and operating income weighted forty (40%).  During the fourth quarter prior to any year after calendar year 2016, Employee shall submit to the Board of Directors of Nuvel Holdings proposedrevenue and operating income metrics to be used for the Nuvel Opco Short Term Incentive Compensation target for the upcoming calendar year.   On or before January 31 of the applicable calendar year, the Board of Directors of Nuvel Holdings shall either agree to the proposed revenue and operating income metrics submitted by Employee or provide alternative metrics.  If Employee timely submitted the proposed revenue and operating income metrics, failure of the Board of Directors to either approve the proposed revenue and operating income metrics or provide alternative metrics by January 31 of the applicable year shall be deemed acceptance of the proposed metrics.The Board of Directors shall be entitled to consider all relevant factors in making its determination of whether to accept the proposed revenue and/or operating income metrics, including without limitation, market conditions and strategic initiatives of Nuvel, but shall take into account the methodologies used in determining similar performance targets for executives of other Nuvel Holdings' portfolio companies.  Unless otherwise agreed upon in writing by the Board of Directors of Nuvel Holdings, all metrics and performance thereof shall be determined in accordance with the generally accepted accounting principles in effect in the United States.
Short Term Incentive Compensation payments shall be made within 45 days of the end of the applicable quarter and, except as set forth in Section 3.9.2 hereof, any payment of Short Term Incentive Compensation shall be conditioned upon Employee having remained continuously employed by Nuvel Holdings and/or Nuvel Opco through the end of each such quarterly period.  Immediately upon the termination of Employee's employment with Nuvel Holdings and Nuvel Opco (for any reason), Employee will be deemed to have forfeited any rights to Short Term Incentive Compensation and any obligation on behalf of Nuvel to pay Short Term Incentive Compensation to Employee shall be terminated, except in each case, any Short Term Incentive Compensation that had accrued prior to such termination and as otherwise set forth in Section 3.9.2 hereof.

2.      Long Term Incentive Compensation.
(a)     On the Effective Date, Nuvel Holdings is granting Employee  shares of its Series OH-1 Convertible Preferred Stock that are convertible into 90,000 shares of Nuvel Holdings' common stock (the "Restricted Shares") pursuant to a Restricted Stock Agreement, in the form attached as Exhibit D.  The Restricted Shares shall initially be unvested Restricted Stock.  Provided that Employee remains continuously employed by Nuvel Holdings and/or Nuvel Opco through the applicable vesting date(s), (i) the Restricted Shares shall vest in equal amounts monthly on each monthly anniversary of this Agreement in equal amounts over a twenty four (24) month period, and (ii) vesting of the Restricted Shares shall accelerate upon the occurrence ofcertain events as set forth in the Restricted Stock Agreement.  Except as set forth in Section 3.9.2 hereof, Employee shall forfeit any unvested Restricted Sharesimmediately upon the termination of Employee's employment with Nuvel Holdings and Nuvel Opco. Employee acknowledges that the shares of the Nuvel Holdings' Series OH-1 Convertible Preferred Stock are automatically convertible into shares of Nuvel Holdings' common stock immediately following the consummation of the Recapitalization at the conversion rate set forth in the Certificate of Designation for the Series OH-1 Convertible Preferred Stock.  Such conversion shall not impact the vesting schedule provided in this Agreement.  To the extent that the receipt of the Restricted Shares or the lapse of any restrictions thereon results in income to Employee for federal or state income tax purposes, in lieu of deliveringto Nuvel Holdings at the time of such receipt or lapse, as the case may be, such amount of money as Nuvel Holdings may require to meet its withholding obligation under applicable tax laws or regulations, Employee may elect to satisfy such tax payment obligationshavingNuvel Holdings withhold from the distribution of shares upon the lapse of restrictions thereon such number of shares having a value up to the minimum amount of withholding taxes required to be collected on the transaction (at the optional flat rate for withholding of supplemental wages, if applicable conditions for use thereof are satisfied).  The value of the shares to be withheld shall be based on the fair market value of the shares on the date that the amount of tax to be withheld shall be determined.

(b)     On the Effective Date, Nuvel Holdings is granting Employee a non-qualified stock option to purchase shares of its Series OH-1 Convertible Preferred Stock that are convertible into [_____]3 shares of Nuvel Holdings' common stock (the "Option") pursuant to a Stock Option Agreement in a form to be reasonably acceptable to Employee.  The Option will provide for a ten (10) year term, will have an exercise price equal to the fair market value of the Option shares on the date of grant, will be immediately exercisable with respect to all shares, will not terminate upon termination of Employee's employment with Nuvel Holdings and/or Nuvel Opco, and will provide for a cashless/net exercise at the election of Employee to satisfy payment of exercise price and/or tax withholding (at the optional flat rate for supplemental wages, if applicable conditions for use thereof are satisfied). Employee acknowledges that the shares of the Nuvel Holdings' Series OH-1 Convertible Preferred Stock are automatically convertible into shares of Nuvel Holdings' common stock immediately following the consummation of the Recapitalization at the conversion rate set forth in the Certificate of Designation for the Series OH-1 Convertible Preferred Stock. From and after such conversion, the Option will exercisable into common stock and the exercise price will be adjusted to take into account the conversion ratio applicable to such conversion.

3.     Extraordinary Incentive Compensation.  Employee shall be entitled to ExtraordinaryIncentive Compensation pursuant to this Paragraph 3 of this Exhibit C as set forth below; provided, however, in each case, and except as set forth in Section 3.9.2 hereof, Employee shall only be entitled to receive such Extraordinary Incentive Compensation if Employee has remained continuously employed by Nuvel Holdings and/or Nuvel Opco through date of the applicable event that would otherwise trigger such Extraordinary Incentive Compensation.  Immediately upon the termination of Employee's employment with Nuvel Holdings and Nuvel Opco (for any reason), Employee will be deemed to have forfeited any rights to Extraordinary Incentive Compensation and any obligation on behalf of Nuvel to pay Extraordinary Incentive Compensation to Employee shall be terminated, except in each case, any Extraordinary Incentive Compensation that had accrued prior to such termination and as set forth in Section 3.9.2 hereof.
a.     Change of Control.
i.     If Nuvel Holdings experiences a Change of Control, Employee will be entitled to a lump sum payment equal to his then current Base Salary.
ii.    If Nuvel Opco experiences a Change of Control at a valuation that exceeds $15,000,000, Employee will be entitled to a lump sum payment equal to fifty percent (50%) of his then current Base Salary.
iii.  For purposes of this Agreement, "Change of Control" means the sale of all or substantially all the assets of the applicable company to an unrelated third party; any merger, consolidation or acquisition of the applicable company with, by or into another unrelated entity or person; or any transfer of the ownership of more than fifty percent (50%) of the voting capital stock of the applicable company to an unrelated third party in one or more related transactions.  For the avoidance of doubt, the transactions contemplated by the Merger Agreement shall not constitute a Change of Control.
b.     One-Time Revenue Event.In the event that Nuvel Opco experiences a "One-Time Revenue Event" that exceeds four (4) times Nuvel Opco's then current annual revenue target (as determined in Paragraph 1 above), Employee will be entitled to a lump sum payment equal to seventy five percent (75%) of his then current Base Salary, to be paid on or before the 45th day after the end of the year in which the One-Tiem Revenue Event occurs.
c. Performance in Excess of 150% of Target.In the event that in any fiscal year Nuvel Opco exceeds its Short Term Incentive Compensation Target pursuant to Paragraph 1 above, Employee will be entitled to a lump sum payment equal to twenty five percent (25%) of his then current Base Salary.Determination of, and eligibility for, this Extraordinary Income Event shall be considered on an annual basis following the end of the applicable calendar year and, if earned, will be paid on or before the 45th day after the end of the year in which such Extraordinary Income Event occurs.

3  Number to reflect an option grant resulting in expense to Nuvel Holdings equivalent to a grant of Nuvel Holdings' Series OH-1 Convertible Preferred Stock that is convertible into 74,635 shares of Nuvel Holdings' common stock.

Exhibit D
Form of Restricted Stock Agreement

Exhibit F-1

FORM OF SERIES OH-1 CERTIFICATE OF DESIGNATION

CERTIFICATE OF DESIGNATION
OF
SERIES OH-1 CONVERTIBLE PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

Pursuant to Section 607.0602 of the Florida Statutes (the "Act"), Nuvel Holdings, Inc., a Florida corporation (the "Corporation") does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by Article 3of the Amended and Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 607.0602 of the Act, the Board of Directors of the Corporation has duly adopted this Certificate of Designation and established a series of preferred stock of the Corporation, designated  as" Series OH-1 Convertible Preferred Stock," par value $0.001 per share, with the powers, preferences, limitations and relative rights embodied in this Certificate of Designation.
1.     Number; Title.  One Million (1,000,000) shares of the Corporation's authorized but undesignated stock are hereby designated as Series OH-1 Convertible Preferred Stock (the "Series OH-1 Convertible Preferred Stock").  Such number of shares may be increased or decreased (but not less than the number of shares of Series OH-1 Convertible Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series OH-1 Convertible Preferred Stock.
2.     No Dividends.  No dividends shall accrue on the Series OH-1 Convertible Preferred Stock.
3.     Liquidation Rights.
(a)   Definition.  "Liquidation" means the dissolution, winding up, liquidation or reorganization of the Corporation, whether voluntary or involuntary, under chapter 11 or chapter 7 of Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law.
(b)   Effect of Liquidation.  In the event of any Liquidation, and following any distribution of assets or surplus funds of the Corporation to the holders of any class of shares of preferred stock of the Corporation ranking senior to the Series OH-1 Convertible Preferred Stock with respect to payments upon Liquidation (such preferred stock hereinafter called "Senior Liquidation Stock"), the holders of the Series OH-1 Convertible Preferred Stock then outstanding shall be entitled to participate in the distribution of such remaining assets or surplus funds, with the holders of Common Stock and any other class or series of capital stock of the Company that is entitled to participate in the distribution of such remaining assets and surplus funds of the Corporation upon its Liquidation (the "Participating Classes"), pro rata based on the voting rights to which they are entitled vis a vis such other Participating Classes.
4.     Voting Rights.
(a)   Generally.  Except as otherwise provided in Section 4(b) below, in any vote by the shareholders of the Corporation to elect directors, whether at a meeting or by action in lieu of a meeting,each holder of Series OH-1 Convertible Preferred Stock shall have eight thousand (8,000) votes per each whole share of Series OH-1 Convertible Preferred Stock with respect to such director election. At all other meetings of the shareholders of the Corporation and in the case of any other actions of shareholders in lieu of such meetings, each holder of Series OH-1 Convertible Preferred Stock shall have ten thousand (10,000) votes per each whole share of Series OH-1 Convertible Preferred Stock on all matters submitted to a vote or for the consent of the Corporation's shareholders.  Except as may be otherwise provided in this Certificate of Designation or by law, the holders of the Series OH-1 Convertible Preferred Stock shall vote together with the holders of the Common Stock as a single class on all actions to be taken by the shareholders of the Corporation.
(b)   Special Voting Rights.  Without the affirmative vote or consent of holders of at least a majority of the Series OH-1 Convertible Preferred Stock at the time outstanding or except as otherwise provided herein, the Corporation shall not amend this Certificate of Designation so as to alter or repeal the preferences, rights, privileges or powers of the Series OH-1 Convertible Preferred Stock in a manner that would adversely affect the rights of the holders of the Series OH-1 Convertible Preferred Stock.

5.     Conversion.
(a)   Automatic Conversion Upon Recapitalization.  The Corporation is a party to that certain Agreement and Plan of Merger dated as of ______________, 2016 with OrangeHook, Inc., a Minnesota corporation and OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of the Corporation (the "Merger Agreement"). Section 6.16 of the Merger Agreement requires that the Corporation call, give notice of, convene and hold a meeting of the Corporation's shareholders (the "Nuvel Shareholder Meeting") for the purpose of considering and taking action upon a proposal to approve a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split of the Common Stock (the "Reverse Stock Split") and a subsequent amendment to the Corporation's articles of incorporation (the "Amendment") increasing the number of authorized shares of Common Stock (on a post-Reverse Stock Split basis) to an amount sufficient to result in the valid issuance of shares of Common Stock upon conversion of all Series OH-1 Convertible Preferred Stock hereunder (the Reverse Stock Split and the Amendment are collectively referred to herein as the "Recapitalization"),or in lieu of holding the Nuvel Shareholder Meeting obtain the written consent of the number of Nuvel shareholders necessary to effect the Recapitalization. Immediately following consummation of the Recapitalization (evidenced by the filing of the Amendment with the Florida Secretary of State), all outstanding shares of Series OH-1 Convertible Preferred Stock shall convert into that number of shares of fully paid and non-assessable Common Stock determined in accordance with paragraph (b) below.  Any conversion pursuant to this Section 5(a) shall be deemed to occur without any further action by the holders of Series OH-1 Convertible Preferred Stock and whether or not the certificates representing such shares of Series OH-1 Convertible Preferred Stock are surrendered to the Corporation or its transfer agent.
(b)   Conversion Rate. Subject to adjustment as provided in paragraph (c) below, each outstanding shares of Series OH-1 Convertible Preferred Stock will convert into [______________]1 shares of Common Stock (the "Conversion Shares") (the "Conversion Rate"). For clarification purposes, because the automatic conversion of the Series OH-1 Convertible Preferred Stock will occur following the Recapitalization, the Conversion Shares will not be impacted by the Reverse Stock Split.
(c)   Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. Except as provided below in this Section 6(c), in the event the outstanding shares of Common Stock shall, after the filing of this Certificate of Designation be subdivided (split) or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Rate in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted. Section 6.16 of the Merger Agreement requires that the Corporation call, give notice of, convene and hold the Nuvel Shareholder Meeting for the purpose of considering and taking action upon a proposal to approve the Recapitalization. Notwithstanding the foregoing provisions of the Section 6(c), no adjustment to the Conversion Rate will result from the Recapitalization.
(d)   Compliance with Securities Laws.  The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Series OH-1 Convertible Preferred Stock.
(e)   Rounding.  All calculations hereunder shall be made to the nearest cent or rounded up to the nearest whole share, as the case may be.
(f)    Notices.  Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall give prompt notice by mail to the holders of record of the outstanding shares of the Series OH-1 Convertible Preferred Stock of such adjustment, which notice shall set forth the adjustment  and the new Conversion Rate.  Notwithstanding the foregoing, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action by the Corporation.
6.     Status of Converted Stock.  In the event any shares of Series OH-1 Convertible Preferred Stock shall be converted, the shares so converted shall not be reissuable by the Corporation as Series OH-1 Convertible Preferred Stock but shall be designated as authorized and undesignated preferred stock and available for issuance by the Corporation as undesignated preferred stock.  At such time as all outstanding shares of Series OH-1 Convertible Preferred Stock have been converted, (i) any theretofore authorized but unissued shares of such series shall return to the status of undesignated preferred shares of the Corporation, (ii) this Certificate of Designation shall be deemed amended to eliminate all authorized Series OH-1 Convertible Preferred Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

________________________
1   To be determined at Closing based on the reciprocal of the Common Exchange Ratio.

7.     Common Stock Defined.  As used in this Certificate of Designation, the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock, par value $0.001 per share, and shall also include any capital stock of any class of the Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the Corporation and shall not be entitled to a preference or limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.
8.     Uncertificated Shares; Absolute Owner.  Shares of Series OH-1 Convertible Preferred Stock will not be certificated, but will instead be held in book-entry form.  Upon request, holders of Series OH-1 Convertible Preferred Stock will be entitled to the statement described in Section 607.0626(2) of the Act.  The Corporation will, however, issue certificates representing the Conversion Shares unless and until otherwise determined by the Board.  The Corporation or its agent will maintain a stock-transfer ledger in which all relevant information regarding outstanding Series OH-1 Convertible Preferred Stock and its holders will be maintained.  The Corporation may deem the holder, whether an individual or an entity, in whose name shares of Series OH-1 Convertible Preferred Stock is registered upon the Corporation's books to be, and may treat it as, the absolute owner of such shares of Series OH-1 Convertible Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.
9.     Waiver.  Any right, preference or power provided for in this Certificate of Designation with regard to shares of Series OH-1 Convertible Preferred Stock may be waived, either prospectively or retroactively, by approval (by vote or written consent, as provided by law) of the affirmative vote or consent of holders of at least a majority of the Series OH-1 Convertible Preferred Stock at the time outstanding, which such approval shall be binding upon all holders of Series OH-1 Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, Nuvel Holdings, Inc. has caused this Certificate of Designation to be executed by the undersigned on this __ day of _________, 201__.
NUVEL HOLDINGS, INC.

 ________________________________________
Name:  Rick Resnick
Title:    Chief Executive Officer

[Signature Page to Certificate of Designation for Series OH-1 Convertible Preferred Stock]

Exhibit F-2

EXHIBIT F-2 – FORM OF SERIES OH-2 CERTIFICATE OF DESIGNATION

CERTIFICATE OF DESIGNATION
OF
SERIES OH-2 CONVERTIBLE PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

Pursuant to Section 607.0602 of the Florida Statutes (the "Act"), Nuvel Holdings, Inc., a Florida corporation (the "Corporation") does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by Article 3of the Amended and Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 607.0602 of the Act, the Board of Directors of the Corporation has duly adopted this Certificate of Designation and established a series of preferred stock of the Corporation, designated  as" Series OH-2 Convertible Preferred Stock," par value $0.001 per share, with the powers, preferences, limitations and relative rights embodied in this Certificate of Designation.
1.     Number; Title.  Ten Thousand (10,000) shares of the Corporation's authorized but undesignated stock are hereby designated as Series OH-2 Convertible Preferred Stock (the "Series OH-2 Convertible Preferred Stock").  Such number of shares may be increased or decreased (but not less than the number of shares of Series OH-2 Convertible Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series OH-2 Convertible Preferred Stock.
2.     Dividends.
(a)   Generally.  The holders of Series OH-2 Convertible Preferred Stock are entitled to receive if, when and as declared by the Board of Directors, cumulative dividends, payable at the rate of twelve percent (12%) (the "Dividend Percentage Number") per annum.  Such dividends shall begin to accrue as of the date on which the Series OH-2 Convertible Preferred Stock is issued; provided, that with respect to shares of Series OH-2 Convertible Preferred Stock issued upon conversion and exchange of shares of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock of OrangeHook, Inc. , Minnesota corporation ("OrangeHook") pursuant to that certain Agreement and Plan of Merger dated as of ______________, 2016 among the Corporation,OrangeHookand OH Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of the Corporation (the "Merger Agreement"), such dividends shall accrue from the date on which the corresponding shares of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock of OrangeHook were issued. Such dividends shall be fully cumulative, and shall accrue whether or not declared and whether or not there shall be funds legally available for the payment of dividends. Series OH-2 Convertible Preferred Stock dividends shall be paidin preference to dividends on the Corporation's Series OH-1 Convertible Preferred Stock (the "Series OH-1 Convertible Preferred Stock") and in preference to dividends on the Common Stock.
(b)   Dividend Payments:  The Corporation shall send a notice of dividend payment to the holders of Series OH-2 Convertible Preferred Stock at their last address as shown on the stock books of the Corporation (the "Dividend Notice").  The holder of record as of the dividend declaration date shall elect to receive dividend payments in either cash or shares of Common Stock, with such election applying to the entire dividend payment.  If payment in the form of Common Stock is elected, an assumed value of $7.00 per share of Common Stock shall be used to determine the number of shares of Common Stock to be issued as payment. The Dividend Notice shall include a cash or stock dividend payment election form to be completed and returned by the holder on or prior to the specified dividend election date, which shall be no less than 10 days after the mailing of the Dividend Notice by the Corporation (the "Dividend Election Date").  If no election is received on or prior to the Dividend Election Date, the Corporation shall have the right to elect the form of payment for such holders.
(c)   Accrued and Unpaid Dividends Upon Conversion.  Notwithstanding anything to the contrary herein, upon any conversion pursuant to Section 6 hereof, all accrued and unpaid dividends shall automatically be converted into shares of Common Stock.  An assumed value of $7.00 per share of Common Stock shall be used to determine the number of shares of Common Stock to be issued for such accrued and unpaid dividends.
(d)   Distribution; Liquidation.  Any reference to "distribution" contained in this Section shall not be deemed to include any distribution made in connection with any Liquidation (as defined below in Section 3(a)).

3.     Liquidation Preference.
(a)   Definition.  "Liquidation" means the dissolution, winding up, liquidation or reorganization of the Corporation, whether voluntary or involuntary, under chapter 11 or chapter 7 of Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law.
(b)   Effect of Liquidation.  In the event of any Liquidation:
(i)        Liquidation Price.  The holders of record of shares of Series OH-2 Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distributions of any assets of the Corporation to the holders of the Series OH-1 Convertible Preferred Stock, the Common Stock and any other class of shares of preferred stock of the Corporation ranking junior to such Series OH-2 Convertible Preferred Stock with respect to payments upon Liquidation (such preferred stock hereinafter called "Junior Liquidation Stock") by reason of their ownership thereof, out of the assets of the Corporation legally available therefor, one thousand dollars ($1,000.00) per share of Series OH-2 Convertible Preferred Stock (the "Liquidation  Price"), plus a further amount per share equal to dividends, if any, (i) then declared and unpaid on account of shares of Series OH-2 Convertible Preferred Stock and (ii) whether or not declared, then accrued in accordance with the provisions of Section 2 hereof; provided, however, any dividend payments pursuant to this Section 3 shall be paid in cash.
(ii)       Participating Liquidation Stock.  Following any distribution of assets or surplus funds of the Corporation to the holders of Series OH-2 Convertible Preferred Stock and any outstanding series of Junior Liquidation Stock, the remainder of any such assets or surplus funds shall be distributed on a pro rata basis to the holders of the Common Stock and any series of preferred stock entitled to participate ("Participating Liquidation Stock") with the Common Stock in any distribution of the assets and surplus funds of the Corporation upon its Liquidation.
(iii)      Insufficient Funds; Par Liquidation Stock.  If upon the occurrence of any Liquidation, the assets and funds of the Corporation available for the distribution to its shareholders shall be insufficient to pay the full amount entitled to the holders of the Series OH-2 Convertible Preferred Stock and the holders of shares of any other series of preferred stock then outstanding and ranking on par with the Series OH-2 Convertible Preferred Stock with respect to the right to the distribution of assets and surplus funds of the Corporation upon its Liquidation (collectively, "Par Liquidation Stock"), the holders of the Series OH-2 Convertible Preferred Stock and the shares of Par Liquidation Stock shall share ratably in any distribution of such assets and surplus funds in proportion to the respective amounts that would be payable in respect of the shares of Series OH-2 Convertible Preferred Stock and Par Liquidation Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
4.     Redemption.
(a)   Optional Redemption of Series OH-2 Convertible Preferred Stock.  The Corporation shall have an ongoing right to purchase all or any portion of the outstanding shares of the Series OH-2 Convertible Preferred Stock on the terms and conditions contained in this Section.  If the Corporation exercises such option to purchase as to only a portion of the then-outstanding shares, such purchase shall be made ratably from all holders of Series OH-2 Convertible Preferred Stock in proportion to their percentage ownership of the aggregate amount of the then-outstanding Series OH-2 Convertible Preferred Stock.
(b)   Notice.  The Corporation shall notify all holders of record of Series OH-2 Convertible Preferred Stock of its election to exercise its redemption right by sending notice in writing to such holders at their last address as shown on the stock books of the Corporation.  The Corporation shall state in such notice the date upon which it desires to redeem such shares (the "Redemption Date") and the percentage of the then-outstanding Series OH-2 Convertible Preferred Stock which it desires to redeem.  The Redemption Date shall be no less than 30 days after the mailing of such notice by the Corporation.
(c)   Redemption Price.  Any redemption of Series OH-2 Convertible Preferred Stock effected by the Corporation shall be made out of funds legally available for redemptions at a price per share equal to the sum of (i) any dividends unpaid and accumulated or accrued thereon, plus (ii) the Liquidation Price therefor (the "Redemption Price").  The Corporation shall pay the Redemption Price in full on the Redemption Date.

(d)   Surrender of Shares.  Upon a redemption, the holders shall surrender to the Corporation the certificates representing the shares of Series OH-2 Convertible Preferred Stock to be redeemed, duly endorsed or assigned to the Corporation, and the holder shall thereafter be entitled to receive payment in cash of the Redemption Price.  If fewer than all the shares represented by any certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.
(e)   Shares No Longer Outstanding.  On the later of the Redemption Date or the date on which the Redemption Price is paid in full, (i) dividends on each share of Series OH-2 Convertible Preferred Stock redeemed hereunder shall cease to accrue, (ii) such share shall be deemed no longer outstanding, and (iii) all rights of the holder of such share as a holder of such share (except the right to receive from the Corporation the monies payable upon surrender of the certificates evidencing such share and redemption of such share) shall cease.
5.     Voting Rights.
(a)   Generally. Holders of shares of Series OH-2 Convertible Preferred Stock shall have no voting rights except as provided in Sections 5(b) – 5(d) of this Certificate of Designation or as required by law.
(b)   Prior to Recapitalization.The Corporation is a party to the Merger Agreement. Section 6.16 of the Merger Agreement requires that the Corporation call, give notice of, convene and hold a meeting of the Corporation's shareholders (the "Nuvel Shareholder Meeting") for the purpose of considering and taking action upon a proposal to approve a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split of the Common Stock (the "Reverse Stock Split") and a subsequent amendment to the Corporation's articles of incorporation (the "Amendment") increasing the number of authorized shares of Common Stock (on a post-Reverse Stock Split basis) (the Reverse Stock Split and the Amendment are collectively referred to herein as the "Recapitalization"),or in lieu of holding the Nuvel Shareholder Meeting obtain the written consent of the number of Nuvel shareholders necessary to effect the Recapitalization. In addition to the class voting rights provided in Section 5(d) of this Certificate of Designation and required by law, in any vote by the shareholders of the Corporation to elect directors, whether at a meeting or by action in lieu of a meeting, which occurs prior to the effective time of the Recapitalization, each holder of Series OH-2 Convertible Preferred Stock shallbe entitled to vote in such electiontogether with the holders of the Common Stock as a single class and shall have fifty-five thousand five hundred and fifty-five (55,555) votes per each whole share of Series OH-2 Convertible Preferred Stock with respect to such director election.
(c)   Following Recapitalization. In addition to the class voting rights provided in Section 5(d) of this Certificate of Designation and required by law, in any vote by the shareholders of the Corporation to elect directors, whether at a meeting or by action in lieu of a meeting, which occurs following the effective time of the Recapitalization, each holder of Series OH-2 Convertible Preferred Stock shall be entitled to vote in such electiontogether with the holders of the Common Stock as a single class, on an as converted to Common Stock basis calculated using the then-applicable Conversion Rate specified in Section 6 of this Certificate of Designation.
(d)   Special Voting Rights.  Without the affirmative vote or consent of holders of at least a majority of the Series OH-2 Convertible Preferred Stock at the time outstanding or except as otherwise provided herein, the Corporation shall not amend this Certificate of Designation so as to alter or repeal the preferences, rights, privileges or powers of the Series OH-2 Convertible Preferred Stock in a manner that would adversely affect the rights of the holders of the Series OH-2 Convertible Preferred Stock.
6.     Conversion Rights.
(a)   Conversion.  Each share of Series OH-2 Convertible Preferred Stock shall convert into one hundred and forty three (143) fully paid and nonassessable shares of Common Stock (the "Conversion Rate") upon the earlier of: (i) the election of the Corporation; provided, however, such election may only be made if the Common Stock is registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended, and the shares of Common Stock have traded above $14 per share for 10 consecutive trading days (as measured by the closing trading price or, if there is no reported closing trading price, the mean of the closing bid and asked prices for a share of stock on the primary market for the Common Stock), and (ii) the election of the holder of such stock at any time.  Notwithstanding anything to the contrary contained herein, any conversion pursuant to Section 6(a)(i) shall be deemed to occur upon the election of the Corporation, without any further action by the holders of Series OH-2 Convertible Preferred Stock and whether or not the certificates representing such shares of Series OH-2 Convertible Preferred Stock are surrendered to the Corporation or its transfer agent.
(b)   Mechanics of Corporation Elected Conversion.  The Corporation shall notify the holder of record of the Series OH-2 Convertible Preferred Stock upon any election to convert Series OH-2 Convertible Preferred Stock as set forth in Section 6(a)(i).  Within ten (10) days of receipt of such notice, the holders of Series OH-2 Convertible Preferred Stock shall then surrender to the Corporation at its office or the office of any transfer agent for the Series OH-2 Convertible Preferred Stock, or such other office or offices, if any, as the Board of Directors may designate, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer.  Upon receipt of certificates representing shares of converted Series OH-2 Convertible Preferred Stock, the Corporation shall issue the holder certificates representing the Common Stock to which such holder is entitled; provided, however, the Corporation may, in its own discretion, issue such certificates regardless of whether the holder surrenders the certificates representing the converted Series OH-2 Convertible Preferred Stock.

(c)   Mechanics of Holder Elected Conversion.  Holders of Series OH-2  Convertible Preferred Stock may effect conversions pursuant to Section 6(a)(ii) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion").  The holder must elect to convert all of his/her/its shares of Series OH-2 Convertible Preferred Stock.  The Notice of Conversion shall specify the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series OH-2 Convertible Preferred Stock, the holder shall be required to surrender the certificate(s) representing such shares of Series OH-2 Convertible Preferred Stock to the Corporation at its office or the office of any transfer agent for the Series OH-2 Convertible Preferred Stock, or such other office or offices, if any, as the Board of Directors may designate.
(d)   Reservation of Shares.  A number of shares of authorized but unissued Common Stock sufficient to provide for the conversion of all of the shares of the Series OH-2 Convertible Preferred Stock outstanding upon the basis herein provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion.  If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of Series OH-2 Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding shares of Series OH-2 Convertible Preferred Stock on the new basis.
(e)  Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. Except as provided below in this Section 6(e), in the event the outstanding shares of Common Stock shall, after the filing of this Certificate of Designation be subdivided (split) or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Rate in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted. Notwithstanding the foregoing provisions of the Section 6(e), no adjustment to the Conversion Rate will result from the Recapitalization.
(f)   Compliance with Securities Laws.  The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Series OH-2 Convertible Preferred Stock.
(g)   Rounding.  All calculations hereunder shall be made to the nearest cent or rounded up to the nearest whole share, as the case may be.
(h)   Notices.  Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall give prompt notice by mail to the holders of record of the outstanding shares of the Series OH-2 Convertible Preferred Stock of such adjustment, which notice shall set forth the adjustment and the new Conversion Rate.  Notwithstanding the foregoing, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action by the Corporation.
7.     Common Stock Defined.  As used in this Certificate of Designation, the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock, par value $0.001 per share, and shall also include any capital stock of any class of the Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the Corporation and shall not be entitled to a preference or limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.

8.     Status of Converted or Redeemed Stock.  In the event any shares of Series OH-2 Convertible Preferred Stock shall be converted or redeemed by the Corporation, the shares so converted or redeemed shall not be reissuable by the Corporation as Series OH-2 Convertible Preferred Stock but shall be designated as authorized and undesignated preferred stock and available for issuance by the Corporation as undesignated preferred stock.  At such time as all outstanding shares of Series OH-2 Convertible Preferred Stock have been converted or redeemed, (i) any theretofore authorized but unissued shares of such series shall return to the status of undesignated preferred shares of the Corporation, (ii) this Certificate of Designation shall be deemed amended to eliminate all authorized Series OH-2 Convertible Preferred Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

9.     Waiver.  Any right, preference or power provided for in this Certificate of Designation with regard to shares of Series OH-2 Convertible Preferred Stock may be waived, either prospectively or retroactively, by approval (by vote or written consent, as provided by law) of the affirmative vote or consent of holders of at least a majority of the Series OH-2 Convertible Preferred Stock at the time outstanding, which such approval shall be binding upon all holders of Series OH-2 Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, Nuvel Holdings, Inc. has caused this Certificate of Designation to be executed by the undersigned on this __ day of _________, 201__.
NUVEL HOLDINGS, INC.

_____________________________________
Name:  Rick Resnick
Title:    Chief Executive Officer

[Signature Page to Certificate of Designation for Series OH-2 Convertible Preferred Stock]

NOTICE OF CONVERSION
OF
SERIES OH-2 CONVERTIBLE PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

To:      Nuvel Holdings, Inc.
a)        The undersigned hereby elects to convert all of the undersigned's shares of Series OH-2 Convertible Preferred Stock of Nuvel Holdings, Inc. into Common Stock of Nuvel Holdings, Inc. pursuant to the Certificate of Designation for Rights and Preferences of Series OH-2 Convertible Preferred Stock of Nuvel Holdings, Inc., effective as of ___________, 201__ (the Conversion Date).

b)         Please issue a certificate or certificates representing said Common Stock in the name of the undersigned or in such other name as is specified below:

______________________________________________

Certificates representing said Common Stock shall be delivered to the following address:
_______________________________
_______________________________
_______________________________
_______________________________

SIGNATURE OF HOLDER OF SERIES OH-2 CONVERTIBLE PREFERRED STOCK:
If an Entity/Trust:
Name of Entity/Trust:___________________________
Name (Sign):___________________________
Name (Print):___________________________
Title: ___________________________
Date:___________________________

If Individual:
Name (Sign):___________________________
Name (Print):___________________________
Date:___________________________

**IMPORTANT**
SHARES REPRESENTING SERIES OH-2 CONVERTIBLE PREFERRED STOCK MUST BE DELIVERED TO NUVEL HOLDINGS, INC. WITH THIS NOTICE OF CONVERSION.